EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

among

MICRO BEEF TECHNOLOGIES, LTD.,

MWI VETERINARY SUPPLY CO.

and

MWI VETERINARY SUPPLY, INC.

dated as of

September 20, 2011

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	PURCHASE AND SALE	14

Section 2.01.	Purchase and Sale of Assets	14

Section 2.02.	Excluded Assets	15

Section 2.03.	Assumed Liabilities	16

Section 2.04.	Excluded Liabilities	16

Section 2.05.	Purchase Price	19

Section 2.06.	Purchase Price Adjustment	20

Section 2.07.	Allocation of Purchase Price	23

Section 2.08.	Withholding Tax	24

Section 2.09.	Third Party Consents	24

Section 2.10.	Prorated Items	25

Section 2.11.	Payments Post-Closing	25

Section 2.12.	Possession	25

Section 2.13.	Conveyance of Title	25

ARTICLE III	CLOSING	25

Section 3.01.	Closing	25

Section 3.02.	Closing Deliverables	26

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER	28

Section 4.01.	Organization and Qualification of Seller	28

Section 4.02.	Authority of Seller	28

Section 4.03.	No Conflicts; Consents	29

Section 4.04.	Financial Statements	29

Section 4.05.	Undisclosed Liabilities	30

Section 4.06.	Absence of Certain Changes, Events and Conditions	30

Section 4.07.	Material Contracts	31

Section 4.08.	Title to Purchased Assets	33

Section 4.09.	Condition and Sufficiency of Assets	34

Section 4.10.	Real Property	34

Section 4.11.	Intellectual Property	35

Section 4.12.	Inventory	37

Section 4.13.	Accounts Receivable	37

Section 4.14.	Customers and Suppliers	37

Section 4.15.	Insurance	37

Section 4.16.	Legal Proceedings; Governmental Orders	38

Section 4.17.	Compliance With Laws; Permits	38

Section 4.18.	Environmental Matters	40

Section 4.19.	Employees and Employment Matters	41

Section 4.20.	Taxes	44

Section 4.21.	Affiliate Transactions	46

Section 4.22.	Brokers	46

Section 4.23.	Investment Representations	46

Section 4.24.	Products	47

Section 4.25.	Certain Business Practices	48

Section 4.26.	Full Disclosure	48

Section 4.27.	Representations and Warranties Are Independent of Due Diligence	48

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT	48

Section 5.01.	Organization of Buyer and Parent	48

Section 5.02.	Authority of Buyer and Parent	48

Section 5.03.	No Conflicts; Consents	49

Section 5.04.	Brokers	49

Section 5.05.	Sufficiency of Funds	49

Section 5.06.	Legal Proceedings	49

Section 5.07.	Parent Restricted Stock	49

Section 5.08.	Full Disclosure	50

ARTICLE VI	COVENANTS	50

Section 6.01.	Conduct of Business Prior to the Closing	50

Section 6.02.	Access to Information	51

Section 6.03.	No Solicitation of Other Bids	52

Section 6.04.	Notice of Certain Events	52

Section 6.05.	Employees and Employee Benefits	53

Section 6.06.	Noncompetition and Confidential Information Agreements and other Restrictive Covenants.	54

Section 6.07.	Governmental Approvals and Consents	57

Section 6.08.	Title Insurance Matters	58

Section 6.09.	Books and Records	60

Section 6.10.	Closing Conditions	60

Section 6.11.	Public Announcements	61

Section 6.12.	Bulk Sales Laws	61

Section 6.13.	Transfer Taxes	61

Section 6.14.	Termination of Certain Agreements	61

Section 6.15.	Non Solicitation of Employees	61

Section 6.16.	Rule 144 Compliance	62

Section 6.17.	Receivables	62

Section 6.18.	Further Assurances	62

ARTICLE VII	CONDITIONS TO CLOSING	62

Section 7.01.	Conditions to Obligations of All Parties	62

Section 7.02.	Conditions to Obligations of Buyer	63

Section 7.03.	Conditions to Obligations of Seller	64

ARTICLE VIII	INDEMNIFICATION	66

Section 8.01.	Survival	66

Section 8.02.	Indemnification By Seller	66

Section 8.03.	Indemnification By Buyer	67

Section 8.04.	Certain Limitations	67

Section 8.05.	Indemnification Procedures	68

Section 8.06.	Recoupment	70

Section 8.07.	Tax Treatment of Indemnification Payments	71

Section 8.08.	No Waiver	71

Section 8.09.	Tax Benefits	71

Section 8.10.	Independent Analysis	71

Section 8.11.	No Remote or Speculative Damages	71

Section 8.12.	Mitigation	72

Section 8.13.	Exclusive Remedies	72

Section 8.14.	Exception for Fraud and Willful Misconduct	72

ARTICLE IX	TERMINATION	72

Section 9.01.	Termination	72

Section 9.02.	Effect of Termination	74

ARTICLE X	MISCELLANEOUS	74

Section 10.01.	Expenses	74

Section 10.02.	Notices	75

Section 10.03.	Interpretation	76

Section 10.04.	Headings	76

Section 10.05.	Severability	76

Section 10.06.	Entire Agreement	76

Section 10.07.	Successors and Assigns	76

Section 10.08.	No Third-party Beneficiaries	77

Section 10.09.	Amendment and Modification; Waiver	77

Section 10.10.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	77

Section 10.11.	Schedules, Etc	78

Section 10.12.	Specific Performance	79

Section 10.13.	Counterparts	79

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 20, 2011, is entered into between MICRO BEEF TECHNOLOGIES, LTD., a Texas limited partnership (“Seller”), MWI VETERINARY SUPPLY, INC., a Delaware corporation (“Parent”) and Parent’s wholly-owned subsidiary MWI VETERINARY SUPPLY CO., an Idaho corporation (“Buyer”).

RECITALS:

WHEREAS, Seller is engaged in (a) the development of computerized management systems for individual animal information collection and management, and related marketing, health and nutrition systems (including animal identification and food safety assurance traceback systems), (b) the research and development related thereto, and (c) the distribution and sale of feed additives and animal health products (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and certain specified liabilities of the Business, subject to the terms and conditions set forth herein;

WHEREAS, Micro Beef Management, LLC, a Texas limited liability company and the general partner of Seller (“General Partner”), Micro Beef Holdings, Inc., a Nevada corporation and a limited partner of Seller (“Institutional Limited Partner”), Mark Shaw and Duane Lomax, each an employee and a limited partner of Seller (collectively, the “Employee Limited Partners” and together with the Institutional Limited Partner, the “Limited Partners”) have declared the advisability of this Agreement and approved and adopted this Agreement;

WHEREAS, the board of directors of Buyer and Parent have declared the advisability of this Agreement and approved and adopted this Agreement; and

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Seller to enter into this Agreement, Buyer has deposited a cash amount of $2,000,000 (together with any interest or other earnings thereon, the “Pre-Closing Escrow Fund”) in a segregated account established and maintained at the Escrow Agent, to be held and disbursed by the Escrow Agent pursuant to the terms of this Agreement and the Pre-Closing Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquired Real Property” has the meaning set forth in Section 2.01(f).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Active Employees” has the meaning set forth in Section 6.05(a).

“Actual Assumed Indebtedness” has the meaning set forth in Section 2.06(b).

“Actual Working Capital” has the meaning set forth in Section 2.06(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Post-Closing Escrow Amount” means the sum of the Post-Closing Indemnification Escrow Fund and the Post-Closing Working Capital Escrow Fund, which aggregate amount shall be deposited with the Escrow Agent and held in escrow pursuant to the Post-Closing Escrow Agreement.

“Agreement” has the meaning set forth in the preamble.

“Amarillo Owned Real Property” means all of the real property located at “311 North Arthur, Amarillo, Texas 79101” and further described in Section 4.10(a) of the Disclosure Schedules.

“Appraisals” has the meaning set forth in Section 2.07.

“Appraisers” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Indebtedness” means all principal, interest, premiums or other obligations of Seller expressly assumed by Buyer and described in Section 2.03(c) of the Disclosure Schedules.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Bank of America Indebtedness” means the Loan Agreement dated May 2, 2007, between Seller and Bank of America, N.A., as modified, extended or amended from time to time.

“Benefit Plan” has the meaning set forth in Section 4.19(g).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Idaho are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Fundamental Reps” has the meaning set forth in Section 8.04(c).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Deloitte & Touche LLP.

“Cash Purchase Price” has the meaning set forth in Section 2.05.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Statement” has the meaning set forth in Section 2.06(b).

“Closing Day Purchase Price” has the meaning set forth in Section 2.05(b).

 “Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Communication Addresses” means all telephone numbers, facsimile numbers, internet addresses, internet domain names, internet domain name registrations, log-in identifications, user identifications, screen names and on-line service identifications relating to Seller.

“Compete” has the meaning set forth in Section 6.06(b).

“Competitive Business” has the meaning set forth in Section 6.06(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other legally binding agreements, commitments and arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.06 of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.06 of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Deed” has the meaning set forth in Section 2.13(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Due Diligence Review” has the meaning set forth in Section 6.02(a).

“Employee Limited Partners” has the meaning set forth in the recitals.

“Employee Release” has the meaning set forth in Section 6.05(a).

“Employees” means those Persons employed by Seller in connection with the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or material restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, distribution, packaging, labeling, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Permit” means any Permit, required under or issued, granted, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Estimated Assumed Indebtedness” has the meaning set forth in Section 2.06(a).

“Estimated Closing Adjustment” means the positive or negative number equal to the sum of: (a) the positive or negative number representing the result of Target Working Capital minus the Estimated Working Capital and (b) Estimated Assumed Indebtedness.

“Estimated Closing Date Statement” has the meaning set forth in Section 2.06(a).

“Estimated Working Capital” has the meaning set forth in Section 2.06(a).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(c).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FDA” has the meaning set forth in Section 2.04(g).

“Final Assumed Indebtedness” shall mean the amount calculated and determined in accordance with Section 2.06(c)(ii) or Section 2.06(c)(iii).

“Final Working Capital” shall mean the amount calculated and determined in accordance with Section 2.06(c)(ii) or Section 2.06(c)(iii).

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(l).

 “GAAP” means United States generally accepted accounting principles.

“Garden City Owned Real Property” means that certain real property located at “101 North 4th, Garden City, Kansas 67846” and further described in Section 4.10(a) of the Disclosure Schedules

“General Partner” has the meaning set forth in the recitals.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, containment, pollutant, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all principal, interest, premiums or other obligations of Seller and its subsidiaries, related to (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, and the amount of all checks drawn in excess of balances (d) all indebtedness created or arising under a conditional sale or other title retention agreement with respect to acquired property, (e) all obligations as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable and all obligations under swap or derivative agreements, including without limitation the Swap Agreement, (h) all Indebtedness of the type referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by Seller or its subsidiaries, (i) all Indebtedness of the type referred to in clauses (a) through (g) above that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by Seller or its subsidiaries, even though such person has not assumed, become liable for or guaranteed the payment of such Indebtedness, and (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of the type referred to in clauses (a) through (j) above.

“Indemnification Cap” has the meaning set forth in Section 8.04(b).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.06(c)(iii).

“Institutional Limited Partner” has the meaning set forth in the recitals.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all of the following and any similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations, renewals and applications for registration of such trademarks, including intent-to-use applications, and all associated business goodwill; (b) internet domain name registrations; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law) and mask works, all registrations and applications for registration of such copyrights and mask works, all issuances, extensions and renewals of such registrations and applications, and all moral rights or rights of attribution arising in any of the foregoing; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) rights arising in computer software, whether in source code or object code format, including application software, software languages, firmware, middleware, routines, scripts, tools, compilers, databases and documentation; and (f) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(b).

“IRS” has the meaning set forth in Section 4.19(i).

 “Key Management Employees” means William C. Pratt and Mark Shaw.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any director or officer of Seller and the constructive knowledge that a prudent Person holding the position or positions of a director or officer of Seller would reasonably be expected to acquire in the course of performing the duties contemplated by such position or positions in a customary manner.

“Law” means any statute, law, ordinance, regulation, rule, directive, code, order, constitution, treaty, common law, judgment, injunction, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Legitimate Business Interests” has the meaning set forth in Section 6.06.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Limited Partners” has the meaning set forth in the recitals.

“Losses” means all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“MAE Notice" has the meaning set forth in Section 10.11.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business taken as a whole, (b) the value of the Purchased Assets taken as a whole, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, the determination of “Material Adverse Effect” shall not include (i) changes in business or economic conditions affecting the economy or Seller’s industry generally, (ii) changes in economic or political conditions or the financing, banking, currency or capital markets in general, (iii) changes in Tax rates or the enactment or implementation of any new Law or Tax; (iv) any event as to which Buyer has provided written consent hereunder; or (v) the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Purchased Assets), provided, however, that any event, occurrence, fact, condition or change described in the foregoing clauses (i) through (iii) above may constitute or give rise to a Material Adverse Effect only to the extent that such event, occurrence, fact, condition or change has a disproportionate impact on Seller or the Business, each, taken as a whole, relative to other Persons operating in the industries in which the Business is operated.

“Material Consents” has the meaning set forth in Section 2.09.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Multiemployer Plan” has the meaning set forth in Section 4.19(h).

“Net Negative Purchase Price Adjustment Amount” has the meaning set forth in Section 2.06(d)(ii).

“Net Positive Purchase Price Adjustment Amount” has the meaning set forth in Section 2.06(d)(i).

“Non-competition and Confidentiality Agreements” means those certain Non-competition and Confidential Information Agreements between Buyer and each of the Key Management Employees entered into in connection with the transactions contemplated hereby.

“Non-Transferred Employees” has the meaning set forth in Section 6.05(a).

“Outstanding Receivable” has the meaning set forth in Section 2.06(b)(iii)

“Owned Real Property” means the Amarillo Owned Real Property and the Garden City Owned Real Property.

“Parent” has the meaning set forth in the preamble.

“Parent Restricted Stock” means the restricted stock of Parent, in an amount calculated by dividing Six Million Six Hundred Thousand Dollars ($6,600,000.00) by the average closing price per share for the common stock of Parent, as reported by the NASDAQ Stock Exchange for the twenty consecutive trading days prior to (and not including) the Closing Date.

“Partnership Agreement” has the meaning set forth in Section 4.02.

“Pay-off Letters” has the meaning set forth in Section 3.02(a)(xii).

“PBGC” has the meaning set forth in Section 4.19(i).

“Pension Plan” has the meaning set forth in Section 4.19(k).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property Leases” has the meaning set forth in Section 2.01(e).

“Pharmaceutical Products” means (i) articles recognized in the official United States Pharmacopoeia, official Homoeopathic Pharmacopoeia of the United States, or official National Formulary, or any supplement to any of them; (ii) articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in animals; (iii) articles (other than food) intended to affect the structure or any function of the body of animals; (iv) articles classified as a “drug” or “device” under the United States Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, etc., and the regulations promulgated pursuant to such Act; and (v) articles classified as a “drug”, “device”, or similar such terms under applicable state or local statutes, ordinances, rules and regulations governing pharmacists or pharmacies, and (vi) articles that are dispensed or delivered for administration to or use by a patient or other individual entitled to receive the article pursuant to a prescription issued by a physician, veterinarian or other person who has a license to issue such a prescription.

“Post-Closing Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing to govern the Aggregate Post-Closing Escrow Amount, in the form attached hereto as Exhibit A.

“Post-Closing Indemnification Escrow Fund” means a cash amount of six million dollars ($6,000,000.00), together with any interest or other earnings thereon, in a segregated account established and maintained at the Escrow Agent pursuant to the Post-Closing Escrow Agreement to be available to satisfy claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to ARTICLE VIII and Section 2.06(d)(ii).

“Post-Closing Working Capital Escrow Fund” means a cash amount of five hundred thousand dollars ($500,000), together with any interest or other earnings thereon, in a segregated account established and maintained at the Escrow Agent pursuant to the Escrow Agreement to be available to satisfy amounts owed by Seller or to Buyer pursuant to Section 2.06(d)(i) and Section 2.06(d)(ii).

“Pre-Closing Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, executed and delivered on the date hereof in the form attached hereto as Exhibit B (as amended, restated or otherwise modified from time to time).

“Pre-Closing Escrow Fund” has the meaning set forth in the recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Protected Person” has the meaning set forth in Section 6.06(c)(ii).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Receivables” mean, whether or not accrued on the Closing Date, all accounts or notes receivable, work in progress unbilled services rendered prior to Closing, promissory notes, amounts due under sales contracts, rebates and incentives, and any security, claim, remedy or other right related to the foregoing and any other amounts owed to Seller at Closing and arising in the ordinary course of business.

“Related Party” has the meaning set forth in Section 4.21.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Repaid Indebtedness” has the meaning set forth in Section 3.02(a)(xii).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Party” has the meaning set forth in Section 6.06.

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Law, and the rules and regulations issued pursuant thereto or pursuant to any successor Law.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Law, and the rules and regulations issued pursuant thereto or pursuant to any successor Law.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Fundamental Reps” has the meaning set forth in Section 8.04(a).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means Dosheir, Pickens & Francis, PC.

“Seller’s Cure Period” has the meaning set forth in Section 6.08(c)(ii).

“Seller’s Welfare Plans” has the meaning set forth in Section 6.05(b).

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Survey” has the meaning set forth in Section 6.08(a).

“Swap Agreement” means the International Swaps and Derivatives Association, Inc. 2002 Master Agreement dated as of January 22, 2008, between Micro Beef Technologies, Ltd. and Bank of America, N.A.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means $26,000,000.00.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) any Liability for any item described in clause (i) of another Person, whether by Contract, as a transferee or successor, pursuant to any applicable Law, or otherwise.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Title Commitment” has the meaning set forth in Section 6.08(b).

“Title Company” has the meaning set forth in Section 6.08(b).

“Title Objections” has the meaning set forth in Section 6.08(c)(i).

“Title Policy” has the meaning set forth in Section 6.08(b).

“Transaction Documents” means this Agreement, the Pre-Closing Escrow Agreement, the Post-Closing Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Deed, Assignment and Assumption of Leases, the Non-competition and Confidentiality Agreements and the other agreements, certificates, instruments and documents required to be delivered on the date hereof or at the Closing.

“Transfer Tax Estimate” has the meaning set forth in Section 6.13.

“Transferred Employees” has the meaning set forth in Section 6.05(a).

“UCC Search” has the meaning set forth in Section 6.08(b).

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver, and Seller shall cause its Affiliates to sell, assign, transfer and convey and deliver, to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired and whether or not reflected on the books and records of Seller (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all Receivables;

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, all Pharmaceutical Products, and all other operating supplies and other inventories  (“Inventory”);

(c) all Contracts related to Seller and the Business, including Intellectual Property Licenses, including those set forth on Section 2.01(c) of the Disclosure Schedules, to the extent Lawfully assignable (the “Assigned Contracts”);

(d) all Intellectual Property Assets;

(e) all tangible personal property owned by or leased to Seller including without limitation, furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, trade fixtures, computer equipment, computer systems, furnishings, machinery, tenant improvements, security equipment, communications equipment, and equipment operation manuals, if any (the “Tangible Personal Property”), including but not limited to those items listed on Section 2.01(e) of the Disclosure Schedules, with all equipment and other personal property leases for such Tangible Personal Property, to the extent Lawfully assignable (“Personal Property Leases”);

(f) all leasehold interests in the Leased Real Property, and fee simple title to the each parcel of the Amarillo Owned Real Property (collectively, the “Acquired Real Property”), together with the building, fixtures and other improvements located on such Acquired Real Property;

(g) all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules, to the extent transfer is permitted by Law;

(h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits (including any cash deposits), charges, sums and fees, to the extent related to the Purchased Assets or Assumed Liabilities;

(j) all of Seller’s rights under warranties, guaranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) originals, or where not available, copies, of all books and records relating to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, Communication Addresses, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”);

(l) all goodwill and the going concern value of the Business; and

(m) all rights of Seller arising under or relating to the Assumed Liabilities.

Section 2.02. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of Seller (other than cash related to customer deposits);

(b) the seals, organizational documents, minute books, stock records, Tax Returns or other records having to do with the formation of the General Partner or the partnership of Seller and all stock, membership interests, partnership interests and any other security in any other Person;

(c) Contracts set forth on Section 2.02(c) of the Disclosure Schedules (the “Excluded Contracts”);

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e) the rights which accrue or will accrue to Seller under the Transaction Documents;

(f) all personnel records and other records that Seller is required by Law to retain in its possession;

(g) all claims for refunds of Taxes and other governmental charges of whatever nature (but only if such other governmental charges are an Excluded Liability);

(h) all rights in connection with and assets of the Benefit Plans;

(i) all Insurance Policies and rights thereunder;

(j) the assets indentified as Excluded Assets on Section 2.02(j) of the Disclosure Schedules; and

(k) employee receivables under any employee notes or obligations.

Section 2.03. Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) the Liabilities of Seller that are classified under the “accounts payable,” “customer deposits,” “accrued expenses” (but not including any payroll obligations for periods prior to Closing), and other ‘current liabilities” and “deferred revenue” line items of the Interim Balance Sheet (except as such line items are modified on Section 2.03(a) of the Disclosure Schedules), without duplication, (i) as of the Interim Balance Sheet Date and (ii) as of the Closing Date that arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that consistent with past practice would have been categorized under such line items had the Interim Balance Sheet Date been the Closing Date;

(b) all Liabilities in respect of the Assigned Contracts, and Personal Property Leases but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; provided that the payments, installment payments, monthly payments and other liabilities related to Personal Property Leases and Assigned Contracts shall be paid current by Seller up to and including Closing; and

(c) the Assumed Indebtedness, if any.

Except for the Assumed Liabilities, Buyer is not assuming, shall not assume, and shall not be deemed to have assumed, any Liability of Seller or the Business at Closing.  If a Liability is not identified in this Section 2.03, then the Liability shall not be assumed by Buyer, and shall be retained by, and be the sole and exclusive obligation of, Seller following Closing.  No party hereto intended that the assumption by Buyer of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto.

Section 2.04. Excluded Liabilities.  Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following Liabilities:

(a) Any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

(b) Any Liability for (i) Taxes of Seller (or any partner or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes of Seller (or any partner or Affiliate of Seller) that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.13; or (iii) other Taxes of Seller (or any partner or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any partner or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law).

(c) Any Liabilities relating to or arising out of the Excluded Assets.

(d) Any Liabilities of Seller or relating to the Purchased Assets in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date.

(e) Any product Liability or similar claim for injury to a Person or property which arises out of or is based upon the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products manufactured or sold or any service performed by Seller prior to the Closing Date, including, any such matters which are based upon any express representation, warranty, agreement or guaranty made by Seller prior to the Closing Date, with respect to a matter that is not an Assumed Liability.

(f) Any recall, design defect or similar claims of any products manufactured, sold or distributed or any service performed by Seller prior to the Closing Date.

(g) Any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law, Permit or Governmental Order.  Without limiting the foregoing, Seller shall be responsible for any Liabilities arising from or related to its failure to properly comply with (i) any federal, state, or local Law, Permit or Governmental Order of the U.S. Food and Drug Administration (“FDA”) or relating to Pharmaceutical Products and (ii) the duty to exercise the requisite care, skill and knowledge in purchasing, storing, selling, and distributing Pharmaceutical Products.

(h) Any Liabilities of Seller with respect to employment, termination of employment, compensation (including any vacation time or leave which is accrued and unpaid prior to the Closing) or employee benefits of any nature (including, but not limited to the benefits to be provided under the Benefit Plans) owed to any current or former Employee, agent or independent contractor of Seller or its Affiliates (or the beneficiary of any current or former Employee, agent or independent contractor) whether or not such current or former Employee, agent or independent contractor becomes a Transferred Employee or otherwise provides services to Buyer, that arises out of or relates to the employment or other service provider relationship between Seller or its Affiliates and any such current or former Employee or the termination of such relationship.  Without limiting the foregoing, Seller shall be responsible for the payment of any severance payment or benefits that become due to any current or former Employee as a result of the termination of such current or former Employee by Seller or its Affiliates.  Buyer and its Affiliates shall not be obligated to continue or assume any employee benefit plan or program of Seller or its Affiliates (including, but not limited to the Benefit Plans) or be responsible for any obligation or liability thereunder.

(i) Any Liabilities of Seller for transaction bonuses, change in control payments or other similar payments due or triggered as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(j) Any Environmental Claims or Liabilities under Environmental Laws with respect to the ownership or operation of the Business or Purchased Assets arising out of or relating to events, activities or conditions first existing or occurring on or prior to the Closing, or otherwise arising out of any actions or omissions of Seller or its Affiliates prior to the Closing.

(k) Any Liabilities of Seller accounted for on the Interim Balance Sheet that are not classified under the “accounts payable,” “customer deposits,” “accrued expenses”, “other current liabilities” and “deferred revenue” line items of the Interim Balance Sheet.

(l) Any Liabilities which constitute intercompany payables owing to Affiliates of Seller.

(m) Any Liabilities of Seller relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by Seller’s customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement.

(n) Any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee, partner or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees.

(o) Any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; or (ii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing.

(p) Any Liabilities for accrued distributions, declared by the General Partner and payable to the General Partner or Limited Partners, which have not been paid or otherwise distributed.

(q) Any Liabilities of Seller for deductibles, co-payments, premiums or other payments relating to property, casualty, errors and omissions, and other insurance premiums or payments.

(r) Any Indebtedness of Seller, other than Assumed Indebtedness.

(s) Any Liabilities of Seller, actual or potential, known or unknown, that are not assumed by Buyer hereunder and that occurred, arose or relate to, or are connected with any action or omission of Seller that occurred or arose prior to Closing, whether or not covered by insurance obtained or maintained by Seller or Buyer.

Seller will retain and timely pay all other Liabilities of Seller not expressly scheduled as part of this Agreement and not assumed by Buyer, including, without limitation, (i) Liabilities incurred by Seller from the effective date of this Agreement to Closing and (ii) Liabilities not listed as Assumed Liabilities.

Section 2.05. Purchase Price. The aggregate purchase price for the Purchased Assets shall be (x) the Parent Restricted Stock, plus (y) $53,400,000 in immediately available funds, which amount is subject to adjustment pursuant to Section 2.05 hereof (as adjusted, the “Cash Purchase Price,” and with the Parent Restricted Stock, the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a) Buyer shall pay, or cause to be paid, on behalf of Seller by wire transfer of immediately available funds an amount equal to the Repaid Indebtedness to the accounts designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date and pursuant to the Pay-off Letters;

(b) Buyer shall pay, or cause to be paid, the Cash Purchase Price, minus (x) the amount of the then available funds in the Pre-Closing Escrow Fund, minus (y) the Aggregate Post-Closing Escrow Amount, and minus (z) the Estimated Closing Adjustment (understanding that the Estimated Closing Adjustment may be a negative number, in which case it would be added to the Cash Purchase Price) (such resulting amount, the “Closing Day Purchase Price”) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date;

(c) Parent shall cause the Parent Restricted Stock to be issued and delivered to Seller;

(d) Buyer and Seller shall issue joint instructions directing the Escrow Agent to pay to Seller the entire amount of the then available funds in the Pre-Closing Escrow Fund by wire transfer of immediately available funds to an account designated in writing by Seller in such direction letter; and

(e) Buyer shall deposit, or cause to be deposited, the Aggregate Post-Closing Escrow Amount by wire transfer of immediately available funds into an account designated by the Escrow Agent, which amount shall be held and distributed in accordance with the terms hereof and the Post-Closing Escrow Agreement.

Section 2.06. Purchase Price Adjustment.

(a) Determination of Closing Adjustment. No later than two (2) Business Days prior to the Closing, Seller shall provide Buyer with a certificate executed by the Chief Financial Officer of Seller (the “Estimated Closing Date Statement”) setting forth in reasonable detail (i) a good faith estimate of Closing Working Capital (“Estimated Working Capital”) (prepared in accordance with the schedule attached as Section 2.06 of the Disclosure Schedules), (ii) a good faith estimate of the aggregate amount of all Assumed Indebtedness of Seller as of the open of business on the Closing Date (“Estimated Assumed Indebtedness”), and (iii) the calculation of the Estimated Closing Adjustment, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations therein.  The Estimated Closing Date Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.06 of the Disclosure Schedules; provided that to the extent there is any discrepancy between GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end and Schedule 2.06, Schedule 2.06 shall govern.  Buyer and its Representatives shall have an opportunity to review and reasonably comment on the Estimated Closing Date Statement delivered by Seller, which shall be subject to Buyer’s reasonable approval.  Set forth in Section 2.06 of the Disclosure Schedules are examples of the Estimated Closing Date Statement determined as if the Closing had occurred on the date of the Interim Financial Statements, and assuming for purposes of examples of the Estimated Closing Adjustment, both that Target Working Capital is greater than Estimated Working Capital, and that Estimated Working Capital is greater than Target Working Capital.

(b) Post-Closing Determination of Closing Date Statement.

(i) Within 180 days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Date Statement”) setting forth Buyer’s good faith calculations of (A) Closing Working Capital (“Actual Working Capital”) and (B) the aggregate amount of all Assumed Indebtedness of Seller as of the open of business on the Closing Date (“Actual Assumed Indebtedness”), together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth therein.

(ii) The Closing Date Statement,  and the calculations of Actual Working Capital and Actual Assumed Indebtedness, shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.06 of the Disclosure Schedules; provided that to the extent there is any discrepancy between GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end and Schedule 2.06 of the Disclosure Schedules, Schedule 2.06 of the Disclosure Schedules shall govern.

(iii) Solely for purposes of preparing and finalizing the Closing Date Statement (and the computation of Actual Working Capital included therein), in the event any Receivable outstanding at Closing for which there was a reserve set forth on the Estimated Closing Date Statement was actually collected prior to the delivery of the Closing Date Statement, then the amount of such reserve shall dollar for dollar be decreased by the amount actually collected and, to the extent any Receivable (or any portion thereof) outstanding at Closing was not collected prior to the delivery of the Closing Date Statement, then such uncollected amount of such Receivable (each an "Outstanding Receivable") shall dollar for dollar be included in the reserves set forth on the Closing Date Statement and in the calculation of Actual Working Capital to the extent not previously included in the reserves set forth on the Estimated Closing Date Statement.  Any Outstanding Receivable subsequently collected by Buyer (to the extent Buyer has received payment for such Outstanding Receivable in accordance with this Section 2.06(b) shall be immediately paid to Seller).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Date Statement, Seller and its Representatives shall have thirty (30) days (the “Review Period”) to review the Closing Date Statement. During the Review Period, Seller and Seller’s Accountants shall have reasonable access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Date Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Date Statement as Seller may reasonably request for the purpose of reviewing the Closing Date Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Date Statement by delivering to Buyer a written statement setting forth those items that Seller disputes (the “Statement of Objections”). The Statement of Objections shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) include only disagreements based on mathematical errors or the components of the Closing Date Statement not being calculated in accordance with this Section 2.06, and (iii) specify the line item or items in the Closing Date Statement with which Seller disagrees and the amount of each such line item or items as calculated by Seller.  Seller shall be deemed to have agreed with all items and amounts included in the Closing Date Statement delivered pursuant to Section 2.06(b) except such items that are specifically disputed in the Statement of Objections.  If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Date Statement and the Actual Working Capital and Actual Assumed Indebtedness reflected in the Closing Date Statement shall be deemed to have been accepted by Seller and shall be deemed the “Final Working Capital” and “Final Assumed Indebtedness” and shall be final and binding. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Date Statement and the Actual Working Capital and Actual Assumed Indebtedness with such changes as may have been previously agreed in writing by Buyer and Seller, shall be deemed the “Final Working Capital” and “Final Assumed Indebtedness” and shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to KPMG LLP or, if KPMG LLP; is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Actual Working Capital and Actual Assumed Indebtedness. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Date Statement and the Statement of Objections, respectively.  The Independent Accountants shall review such submissions from Buyer and Seller and base its determination solely on such submissions.  The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement.  The decision of the Independent Accountants shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Independent Accountants’ final calculation of (i) Actual Working Capital shall be deemed the “Final Working Capital” and (ii) Actual Assumed Indebtedness shall be deemed the “Final Assumed Indebtedness.”

(iv) Fees of the Independent Accountants. Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants. Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(d) Post-Closing Adjustment.

(i) Following the determination of the components of the Closing Date Statement, if the result of (x) the Final Working Capital minus the Estimated Working Capital plus (y) the Estimated Assumed Indebtedness minus the Final Assumed Indebtedness is an amount greater than zero (the “Net Positive Purchase Price Adjustment Amount”) then (A) Buyer shall pay the Net Positive Purchase Price Adjustment Amount in cash to Seller and (B) Buyer and Seller shall deliver a joint direction instructing the Escrow Agent to release the then available funds in the Post-Closing Working Capital Escrow Fund to Seller.

(ii) Following the determination of the components of the Closing Date Statement, if the result of (x) the Final Working Capital minus the Estimated Working Capital plus (y) the Estimated Assumed Indebtedness minus the Final Assumed Indebtedness is an amount less than zero (the “Net Negative Purchase Price Adjustment Amount”) then (A) Buyer shall be entitled to receive a payment in cash out of the then available funds in the Post-Closing Working Capital Escrow Fund in such amount and Buyer and Seller shall deliver a joint direction instructing the Escrow Agent to make such payment to Buyer.  If the amount of the Post-Closing Working Capital Escrow Fund is greater than the absolute value of the Net Negative Purchase Price Adjustment Amount, then Buyer and Seller shall deliver a joint direction instructing the Escrow Agent to make a payment to Seller equal to the amount of remaining funds in the Post-Closing Working Capital Escrow Fund after the distribution of the Net Negative Purchase Price Adjustment Amount to Buyer in accordance with this Section 2.06(d).  If the amount of the Post-Closing Working Capital Escrow Fund is less than the absolute value of the Net Negative Purchase Price Adjustment Amount, Buyer and Seller shall deliver a joint direction instructing the Escrow Agent to make a payment to Buyer in an amount equal to such shortfall from the Post-Closing Indemnification Escrow Fund. Set forth in Section 2.06(d)(ii) of the Disclosure Schedules are examples of the determination of the post-Closing adjustments contemplated in Sections 2.06(d)(i) and (ii), demonstrating both a Net Positive Purchase Price Adjustment Amount and a Net Negative Purchase Price Adjustment Amount.

(iii) All payments pursuant to this Section 2.06(d) shall be made by wire transfer of immediately available funds to an account designated in advance by Seller or Buyer, as applicable, and shall be made on or prior to the fifth (5th) Business Day following: (A) the thirty (30)-day period following Buyer’s delivery of the Closing Date Statement pursuant to Section 2.06(b) if Seller does not timely dispute such amounts pursuant to Section 2.06(c)(ii); (B) the date of Seller’s and Buyer’s mutual determination of Final Working Capital and Final Assumed Indebtedness in the event Seller timely disputes such amounts pursuant to Section 2.06(c)(ii) and Seller’s and Buyer’s differences are resolved without the engagement of an Independent Accountant pursuant to Section 2.06(c)(iii); and (C) the date of the Independent Accountant’s determination of Final Working Capital and/or Final Assumed Indebtedness pursuant to Section 2.06(c)(iii) in the event Seller timely disputes such amounts pursuant to Section 2.06(c)(ii) and Seller and Buyer are unable to resolve their differences pursuant to Section 2.06(c)(ii).

(iv) The amount of any Net Positive Purchase Price Adjustment Amount or any Net Negative Purchase Price Adjustment Amount, as the case may be, shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal as the “prime rate” at large U.S. money center banks on the Closing Date, calculated on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07. Allocation of Purchase Price. After the Closing, Buyer, at its expense, will engage an independent real estate appraisal service company or companies, to conduct an appraisal of each parcel of the Acquired Real Property and an independent appraisal service company (collectively the “Appraisers”), to conduct an appraisal of certain other Assets and Liabilities of Seller, in accordance with GAAP (collectively, the “Appraisals”).  Within 120 days after Closing, Buyer will deliver the Appraisals and all supporting documents to Seller.  Seller shall be allowed, within fifteen (15) days following delivery by Buyer to Seller of the Appraisals and all supporting documents, to provide reasonable comments on the Appraisals to Buyer and the Appraisers, and Buyer shall request the Appraisers to reasonably consider such comments prior to rendering final Appraisals.  The Purchase Price shall be allocated for federal and state tax purposes by Buyer in accordance with the Appraisals; provided, however, that Seller shall not be obligated to allocate the Purchase Price in accordance with the Appraisals.  Buyer and Seller shall each complete and File IRS Form 8594 in accordance with Section 1060 of the Code and the corresponding rules and regulations thereunder reflecting the allocation proposed by such party.

Section 2.08. Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09. Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Buyer shall, to the extent it receives the benefits under any such Purchased Asset, perform the obligations of Seller thereunder. Once any such required consent has been obtained Seller shall promptly assign, transfer, convey and deliver the applicable Contract or Permit to Buyer, and Buyer shall assume any obligations under such Permit or Contract pursuant to an Assignment and Assumption Agreement upon substantially the same terms as those of the Assignment and Assumption Agreement (which Agreement Buyer and Seller shall prepare, execute and deliver in good faith at the time of such transfer).  Notwithstanding any provision in this Section 2.09 to the contrary, it is a condition to Buyer’s obligation to close the transactions contemplated hereunder that Seller (x) provide evidence of notice or consent pursuant to the Contracts and Permits specifically designated as requiring such evidence on Section 4.03 of the Disclosure Schedules (the “Material Consents”) in each case, in form and substance reasonably satisfactory to Buyer and Seller and (y) fulfill the condition contained in Section 7.02(o) hereof, and Buyer shall not be deemed to have waived its rights under Section 7.02(c) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.10. Prorated Items.  The following items shall be prorated as of Closing: (i) Personal Property Lease payments; (ii) property Taxes, rent, utility charges, and other similar administrative obligations and prepaid benefits; (iii) insurance premiums for insurance purchased by Seller and retained by Buyer, if any; and (iv) interest and reserves on Encumbrances and obligations, if any, expressly assumed in writing by Buyer.

Section 2.11. Payments Post-Closing.

(a) If, following the Closing Date, Seller receives any payment or other proceeds which relate to an obligation or right that arose on or after the Closing Date with respect to any of the Purchased Assets or Assumed Contracts, Seller shall promptly remit to Buyer such payments.

(b) If, following the Closing Date, Buyer receives any payment or other proceeds which relate to any of the Excluded Assets, Buyer shall promptly remit to Seller such payments.

(c) Unless otherwise specified, the prorations described in Section 2.10 and this Section 2.11 shall be made as of the Closing Date.  Seller and Buyer agree to adjust between themselves after Closing any errors or omissions in any such proration made at Closing. Such adjustments shall be made promptly after the receipt of information that verifies the amount of such adjustment; provided however, that such prorations shall be deemed final and not subject to further post-closing adjustment if no such adjustments have been requested in writing within one (1) year after the Closing Date.

Section 2.12. Possession.  Seller shall deliver actual possession of the Purchased Assets and Assumed Liabilities to Buyer at Closing.

Section 2.13. Conveyance of Title.

(a) Real Property.  Title to the Amarillo Owned Real Property shall be conveyed by a Special Warranty Deed in the form and substance satisfactory to Buyer and Seller (each, a “Deed”).  Title to the Amarillo Owned Real Property shall be marketable and insurable and shall be free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Other Assets.  Title to the Purchased Assets and Assumed Liabilities shall be conveyed by Bills of Sale, motor vehicle titles, assignments, and other instruments of transfer as described in Section 3.02(a).  Unless expressly stated otherwise, title to the Purchased Assets and Assumed Liabilities (i) shall be marketable in Buyer, (ii) shall be conveyed free and clear of all Encumbrances, other than Permitted Encumbrances, and (iii) shall be conveyed with only the warranties expressly set forth in this Agreement.

ARTICLE III

CLOSING

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA, 19104, at 9:00 a.m., Eastern Time, on the second (2nd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02. Closing Deliverables.

(a) At the Closing, Seller shall deliver the following:

(i) to Buyer, the Post-Closing Escrow Agreement duly executed by Seller;

(ii) to Buyer, a bill of sale in the form of Exhibit C hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(iii) to Buyer, an assignment and assumption agreement in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) to Buyer, assignments in the form of Exhibit E hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to Buyer, provided that, with respect to domain name registrations included in the Intellectual Property Assets, Seller shall, at or immediately following the Closing, take such steps as Buyer may direct to convey and transfer such domain name registrations to Buyer’s designated account, including assenting to any electronic request to transfer such domain name registrations as Buyer or Buyer’s agent may initiate;

(v) to Buyer, with respect to the Amarillo Owned Real Property, a Deed duly executed and notarized by Seller;

(vi) to Buyer, with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer and Seller (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(vii) to Buyer, with respect to the Amarillo Owned Real Property and with respect each Lease, all keys, combinations, passwords, and codes to all locks, security devices and entrance doors and copies of all plans and specifications, certificates of occupancy, permits, variances, approvals and site plans;

(viii) to Buyer, a power of attorney in the form of Exhibit F hereto and duly executed by Seller;

(ix) to Buyer, Seller Closing Certificate;

(x) to Buyer, the FIRPTA Certificate;

(xi) to Buyer, the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(j) and Section 7.02(k);

(xii) to Buyer, pay-off letters for all Indebtedness to be repaid in full at Closing which shall acknowledge the aggregate principal amount and all accrued, but unpaid interest, in form and substance reasonably acceptable to Buyer (such letters, collectively, the “Pay-off Letters” and the aggregate of such Indebtedness set forth in the Pay-off Letters, the “Repaid Indebtedness”) and UCC searches reasonably acceptable to Buyer, evidencing Seller’s title to the Purchased Assets, and Tax lien and litigation searches regarding Seller;

(xiii) to Buyer, evidence of the Material Consents;

(xiv) to Buyer, any approvals, waivers, and consents from each Governmental Authority, necessary for consummation of the transactions contemplated herein;

(xv) to Buyer, employment and consulting agreements, as the case may be, with Key Management Employees duly executed by each such Key Management Employee in form and substance reasonably satisfactory to Buyer;

(xvi) to Buyer, such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be required to give effect to this Agreement;

(xvii) to the Escrow Agent, executed joint written instructions to the Escrow Agent, in accordance with Section 2.05(d); and

(xviii) to the Escrow Agent, the Post-Closing Escrow Agreement, duly executed by Seller.

(b) At the Closing, Buyer shall deliver the following:

(i) to Seller, the Closing Day Purchase Price;

(ii) to Seller, the Post-Closing Escrow Agreement duly executed by Buyer;

(iii) to Seller, the Assignment and Assumption Agreement duly executed by Buyer;

(iv) to Seller, with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v) to Seller, Buyer Closing Certificate;

(vi) to Seller, the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g) and Section 7.03(h);

(vii) to each Key Management Employee, the employment and consulting agreements, as the case may be, with such Key Management Employees duly executed by Buyer;

(viii) to the holders of Repaid Indebtedness, the respective amounts of Indebtedness to be paid in accordance with the Pay-off Letters;

(ix) to the Escrow Agent, executed joint written instructions to the Escrow Agent, in accordance with Section 2.05(d); and

(x) to the Escrow Agent, the Aggregate Post-Closing Escrow Amount and the Post-Closing Escrow Agreement duly executed by Buyer.

(c) At the Closing, Buyer and Seller co-execute any necessary documents to effect the assignment of the Intellectual Property, and Buyer shall record such documents and make such filings as appropriate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct.

Section 4.01. Organization and Qualification of Seller. Seller is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Texas and has full partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and, except as set forth in Section 4.01 of the Disclosure Schedules, Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to so qualify or be duly licensed may not reasonably be expected to have a Material Adverse Effect.

Section 4.02. Authority of Seller. Seller has full partnership power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.  There is no restriction in the Amended and Restated Limited Partnership Agreement of Seller (the “Partnership Agreement”) or any other organizational document or any document governing Assumed Indebtedness of Seller or the Business or any other Contract limiting the right or power of Seller to sell the Purchased Assets and Assumed Liabilities.

Section 4.03. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, Partnership Agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.04. Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of Seller as of December 31 in each of the years 2008, 2009 and 2010 and the related statements of income and retained earnings, partnership equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as of August 31, 2011 and the related statements of income and retained earnings, partners’ equity and cash flow for the six month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules at Section 4.04. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the Books and Records, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations and financial position of Seller for the periods indicated and as of the Closing. The balance sheet of Seller as of December 31, 2010 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of August 31, 2011 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting established and administered in accordance with GAAP.  The books of accounts and records of the Business are complete and correct in all material respects, and there have been no material transactions involving Seller which properly should have been set forth in business records and which have not been accurately so set forth.

Section 4.05. Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, including under any Contracts, or (c) other Liabilities that are not individually or collectively material in amount.

Section 4.06. Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in Section 4.06 of the Disclosure Schedules, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in cash management practices and policies, practices and procedures with respect to collection of Receivables, establishment of reserves for uncollectible Receivables, accrual of Receivables, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) failure to make commercially reasonable efforts to preserve and protect the goodwill of Seller and its relationships with clients, customers, suppliers, referral sources and other persons having business relationships with the Business;

(e) entry into any Contract that would constitute a Material Contract, other than in the ordinary course of business consistent with past practices;

(f) incurrence, assumption or guarantee of any indebtedness in excess of $15,000 except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice, provided; however, that the Bank of America Indebtedness is the subject of negotiations with respect to the refinancing thereof, and may be modified, refinanced, or replaced, prior to Closing;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business, dispositions of obsolete items, and items of below standard quality;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, with a value in excess of $15,000, other than in the ordinary course of business, consistent with past practices;

(i) transfer, assignment or grant of any license, waiver, covenant not to sue, sublicense or other permission under any rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses, other than in the ordinary course of business, consistent with past practices;

(j) material damage, destruction or loss, or any material interruption in use, of any material Purchased Assets, whether or not covered by insurance;

(k) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit, other than in the ordinary course of business, consistent with past practices;

(l) capital expenditures in excess of $100,000 which would constitute an Assumed Liability;

(m) imposition of any Encumbrance upon any of the Purchased Assets, with the exception of the Bank of America Indebtedness, and any modification, refinancing or replacement thereof;

(n) grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any current or former Employees, consultants or officers of Seller, or other change in the material terms of employment for any Employee or entry into a material agreement with any Employee other than as provided for in any written agreements or consistent with past practice in the ordinary course of business;

(o) entry into, termination of, adoption of or amendment to, in any material respect, any change in control or severance agreement or any other Benefit Plan or collective bargaining agreement;

(p) loan to, or entry into any other transaction (other than in the ordinary course of business consistent with past practices) with, any Employees;

(q) adoption, amendment, modification or termination of any Benefit Plan;

(r) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(t) any Contract to do any of the foregoing.

Section 4.07. Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets, including any Personal Property Leases (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Acquired Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(c) and Section 4.11(e) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, vendor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Assumed Indebtedness;

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any labor organization, union or association;

(xiv) (A) all Contracts by which Seller grants to any Person a license, waiver, covenant not to sue, sublicense or other permission under any rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses; and (B) all Intellectual Property Licenses, other than standard desktop or similar, generally available commercial software licensed to Seller on nondiscriminatory terms; and

(xv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Except as set forth in Section 4.07(b) of the Disclosure Schedules, none of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or to Seller’s Knowledge is alleged to be in breach of or default under), nor has Seller provided or received any notice of any intention to terminate, any Material Contract.  To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or to Seller’s Knowledge threatened under any Contract included in the Purchased Assets.

Section 4.08. Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Financial Statement;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances, minor encroachments and overlapping boundary lines and other similar encumbrances affecting Acquired Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or materially interfere with the current operation of any Acquired Real Property and which do not render title to any Acquired Real Property unmarketable;

(e) other than with respect to the Amarillo Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets; and

(f) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Purchased Asset in any manner including all applicable Laws.

Section 4.09. Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, (a) the buildings are structurally sound in all material respects, and (b) the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and any other material items of Tangible Personal Property included in the Purchased Assets are in good operating condition and repair and are adequate for the uses to which they are being put, ordinary wear and tear excepted, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business, as presently conducted by Seller.  To Seller’s Knowledge there are no material latent defects in the material tangible Assets.

Section 4.10. Real Property.

(a) Section 4.10(a) of the Disclosure Schedules sets forth each parcel of the Owned Real Property and the address location and use of such Owned Real Property. Prior to the date hereof, Seller has delivered to Buyer or provided to Buyer access to copies of the deeds as recorded by which Seller acquired the Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. Seller represents and warrants that:

(i) Except for the Owned Real Property, there is no other real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

(ii) Seller shall at Closing convey good and marketable fee simple title to the Amarillo Owned Real Property to Buyer, free and clear of all Encumbrances, except Permitted Encumbrances;

(iii) Seller has not leased or otherwise granted to any Person the right to use or occupy the Amarillo Owned Real Property or any portion thereof; and

(iv) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Amarillo Owned Real Property or any portion thereof or interest therein.

(b) Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or to Seller’s Knowledge circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Acquired Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Acquired Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Acquired Real Property as currently operated. Neither the whole nor any material portion of any Acquired Real Property has been damaged or destroyed by fire or other casualty.

(d) The Acquired Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11. Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations, setting forth as to each such item, as applicable, the item or title, the application, registration or issuance number, the owner, the date of application, registration or issuance, and the jurisdiction in which such item is registered, issued or pending, and (ii) Intellectual Property Assets that are not registered or the subject of a pending application for registration or issuance but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, the Intellectual Property Registrations are valid and enforceable, are held of record in the name of Seller, and are not the subject of any claim, demand or proceeding alleging that any such item is invalid or unenforceable, or questioning Seller’s ownership thereof, including any reexamination, interference, cancellation, opposition or similar proceeding before any Governmental Authority, and to Seller’s Knowledge there is no basis for any such claim or proceeding.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller owns exclusively all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances.  Seller has taken reasonably necessary steps to protect and safeguard Seller’s Intellectual Property rights in the Intellectual Property Assets, including through the execution of binding, written agreements with employees, former employees and independent contractors engaged by Seller in the development of Intellectual Property for Seller, by which such employees, former employees or independent contractors have assigned to Seller all of such Persons’ Intellectual Property rights in the Intellectual Property Assets.  Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller is in compliance in all material respects with all legal requirements applicable to the Intellectual Property Assets and Seller’s ownership and use thereof.

(d) Except as set forth in Section 4.11(d) of the Disclosure Schedules, (i) none of Seller or any employee, director or officer of Seller has been a member of, or has engaged or otherwise participated in the activities of any industry standards-setting organization; (ii) none of the Intellectual Property Assets was developed, in whole of in part, pursuant to any grant or other funding from a Governmental Authority, college, university or similar institution; and (iii) none of the Intellectual Property Assets was developed using, or comprises or incorporates, any computer software subject to any open source, copyleft or similar license.

(e) To Seller’s Knowledge the Intellectual Property Assets and Intellectual Property Licenses currently and formerly owned, licensed or used by Seller, and the conduct of the Business as currently and formerly conducted by Seller, have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Except as set forth in Section 4.11(e) of the Disclosure Schedules, Seller has not received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets is subject to any outstanding Governmental Order impairing or limiting its scope, extent, validity, enforceability or Seller’s ownership thereof. Except as set forth in Section 4.11(e) of the Disclosure Schedules, to Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, in any material respect, any Intellectual Property Assets.

(f) Seller has taken commercially appropriate steps to protect and safeguard its trade secrets and confidential and proprietary information, including through the execution of forms of non-disclosure and confidentiality agreements with its employees, contractors.  To Seller’s Knowledge, there has been no unauthorized use, dissemination or distribution of any Seller trade secrets or confidential and proprietary information.

Section 4.12. Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth in Section 4.12 of the Disclosure Schedules, all Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. Section 4.12 of the Disclosure Schedules sets forth by location the Inventory on consignment or in the possession of a Third Party and the related arrangements.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.13. Accounts Receivable. The Receivables represent bona fide claims that have arisen in the ordinary course of business, in accordance with good practice and except as set forth in Section 4.13 of the Disclosure Schedules, the amount due, or to become due, on each Receivable is not in dispute.  The amounts charged for Inventory, goods and services have been determined and statements rendered in all material respects in accordance with applicable Laws, and Contracts binding upon Seller.  The payment of the Receivables is not contingent upon the fulfillment of any Contract, past or future of Seller, other than the Contract giving rise to such Receivable.

Section 4.14. Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid consideration in excess of $50,000 to Seller for goods or services rendered for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has not received any notice, and Seller has no Knowledge, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration in excess of $50,000 for goods or services rendered for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Seller has not received any notice, and Seller has no Knowledge, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15. Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2008.  Except as set forth in Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.17. Compliance With Laws; Permits.

(a) General. Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller has complied, and is now complying in all material respects, with all Laws applicable to the conduct of the Business, including those of the FDA, as currently conducted or the ownership and use of the Purchased Assets.

(b) Permits. Except as set forth in Section 4.17(b) of the Disclosure Schedules, all Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

(c) FDA.  Except as set forth in Section 4.17(c) of the Disclosure Schedules, to Seller's Knowledge, the manufacture of the products of the Business is being, and has at all times been, conducted in compliance in all material respects with all applicable Laws, including the FDA's Good Manufacturing Practice regulations.  Except as set forth in Section 4.17(c) of the Disclosure Schedules, neither Seller nor any Subsidiary has received from the FDA any notice of inspectional observations or warning letters or any other correspondence alleging or describing potential or actual violations of applicable Law from any Governmental Authority, including the FDA.

(d) Pharmaceutical Products.

(i) Registration.  Except as set forth in Section 4.17(d) of the Disclosure Schedules, Seller has registered and is currently registered and in good standing as a distributor of Pharmaceutical Products with the applicable boards of pharmacy.  Section 4.17(d)(i) of the Disclosure Schedules lists all registrations, permits and licenses, which Seller has received to conduct the Business, as a distributor of Pharmaceutical Products, in the manner in which it has been conducted in the 12 months prior to Closing.  Except as set forth in Section 4.17(d)(i) of the Disclosure Schedules, no application for registration of Seller with the applicable boards of pharmacy has ever been denied or withdrawn, and no registration of Seller once issued has been suspended, revoked, terminated or transferred.

(ii) Distribution of Pharmaceutical Products.  Except as set forth in Section 4.17(d)(ii), at all times, Seller has distributed, packaged, labeled, stored or dispensed prescription products, under the direction of a veterinarian, pursuant to any Applicable Law pertaining to manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, brokering or trading of prescription products.  Except as set forth in Section 4.17(d)(ii), at all times, Seller has complied with and has operated the Business in compliance in all material respects with, applicable Law pertaining to manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, brokering or trading of prescription products.

(iii) Pharmaceutical Handling.  Except as set forth in Section 4.17(d)(iii) of the Disclosure Schedules, each of the Limited Partners, General Partner, Seller and any director or officer of Seller, and to Seller’s Knowledge, any employee or agent of Seller, has not caused or Knowingly permitted any Pharmaceutical Product to be manufactured, distributed, transported, labeled, packaged, dispensed, used, stored, disposed, imported, exported, brokered or traded in, about, to or from Seller, except in compliance in all material respects with applicable Law.  Except as set forth in Section 4.17(d)(iii) of the Disclosure Schedules, Seller has (i) operated the Business in material compliance with applicable Law pertaining to the manufacture, distribution, transportation, labeling, packaging, dispensing, use, storage, disposition, importation, exportation, brokerage or trade of Pharmaceutical Products, (ii) maintained effective controls and procedures against theft or diversion of Pharmaceutical Products into other than legitimate medical, scientific and industrial channels, (iii) complied in all material respects with the physical security controls and operating procedures set forth in any applicable Law, (iv) made complete and accurate records, and preserved such records, of the Pharmaceutical Products and transactions relating to pharmaceuticals in compliance in all material respects with applicable Law, and (v) is in material compliance with applicable Law regulating the registration, manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, brokering or trading of Pharmaceutical Products.

(iv) No Claims, Notices, Investigation or Violations.  Each of the Limited Partners, General Partner, and Seller have not received from any Governmental Authority or third party any request for information, notice of claim, demand letter or other notification, notice or information that (i) Seller is or may be potentially liable for or in violation of any applicable Law relating to Pharmaceutical Products, or (ii) Seller’s registration or license under any applicable Law, relating to the Pharmaceutical Products, (a) is unauthorized, (b) is inconsistent with the public interest, health or safety, (c) may be revoked, or (d) may be suspended.  There have been no enforcement actions, or to Seller’s Knowledge, investigations or similar actions, the purpose of which was (i) to discover, identify or otherwise characterize any actual, alleged or potential violations of any Law relating to Pharmaceutical Products or (ii) to revoke, suspend, deny or prevent the issuance of the registration of Seller.  Seller has not (i) been charged with, (ii) been served a subpoena or search warrant relating to, (iii) been the subject of an administrative inspection or warrant relating to, (iv) settled any allegations relating to, (v) pled no contest to, (vi) conceded liability for, (vii) been convicted of, (viii) been assessed or paid any fines or penalties relating to, or (ix) been subject to cease and desist or similar orders relating to, any violations of any applicable Law relating to Pharmaceutical Products.

Section 4.18. Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and since January 1, 2006 have been in compliance in all material respects with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any Environmental Claim, notice of Environmental Claim or written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and to Seller’s Knowledge no environmental condition, event or circumstance has occurred that would reasonably be expected to prevent or impede, after the Closing Date, in any material respect, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transfer of those Environmental Permits that may be Lawfully transferred, and Seller has not received any written notice or other written communications regarding any material adverse change in the status or terms or conditions of the same.

(c) There has been no Release of Hazardous Materials with respect to the Business or the Purchased Assets by Seller or any Affiliate or, to Seller’s Knowledge, any other Person, on, at, to or from any real property currently or formerly owned, leased or operated by Seller in connection with the Business in violation of applicable Environmental Laws or that would require investigation, remediation or other response action under Environmental Laws.

(d) None of the facilities or locations used by Seller in connection with the Business or Purchased Assets for the off-site treatment, storage or disposal of Hazardous Materials has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Claim or notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

(e) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f) Seller has provided or otherwise made available to Buyer and listed in Section 4.18(f) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and other similar material documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution, discharges and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.19. Employees and Employment Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a complete and accurate list of all Employees, which accurately sets forth each Employee's (i) name, (ii) date of birth, (iii)  the existence and terms of all written and oral employment agreements, if any, (iv) title and position, (v) date of hire, (vi) rate of compensation, including any bonus potential, if applicable, together with a statement of the full amount of all remuneration paid to each such employee during the 12-month period ending on December 31, 2010, and (vii) amount of accrued vacation and sick leave pay, if any.

(b) Except as set forth in Section 4.19(b) of the Disclosure Schedules, as of the Closing Date, all salaries, wages, vacation pay, holiday pay, disability, pension, reimbursement of expenses, compensation for paid leave, bonuses of any kind, payroll taxes, payroll tax reporting compliance, workers compensation and benefits of any kind payable to any Employee, consultant, or contractor of the Business for services performed on or prior to the Closing Date shall have been paid in full.

(c) Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any Employee. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute or threatened unfair labor practice, grievance or other proceedings or litigation with respect to or affecting Seller or any of its Employees.

(d) Access to, or copies of all written employment agreements, consulting agreements and independent contractor agreements or arrangements have been provided to Buyer.  Except as set forth in Section 4.19(d) of the Disclosure Schedules, Seller is not a party to any of the following described agreements, plans, or arrangements:  employment, consulting or independent contractor agreements.

(e) There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(f) Seller has complied with the WARN Act and all similar state and local laws and it has no plans to undertake any action in the future that would trigger the notice requirements of the WARN Act or any similar state or local law or impose any liability under such law.  Seller shall terminate the employment of all Employees effective as of the Closing in full compliance with the applicable Laws.

(g) Section 4.19(g) of the Disclosure Schedules sets forth a true and complete list of each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of Seller or under which Seller or any ERISA Affiliate has any liability with respect to any current or former employee, director, officer or independent contractor of Seller but in all cases, excluding any multiemployer plan, as described in Section 3(37) of ERISA (each, a “Benefit Plan” and, together, the “Benefit Plans”).  None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(h) There are no multiemployer plans, as described in Section 3(37) of ERISA, contributed to or required to be contributed to by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has any liability (the “Multiemployer Plans”).

(i) As applicable with respect to each Benefit Plan, Seller has delivered to Buyer, or provided Buyer access to, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, actuarial reports, financial statements and trustee reports, (vii) the most recent annual premium payment forms filed with the Pension Benefit Guaranty Corporation (“PBGC”) and (viii) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA.

(j) Seller and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other Laws except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision.

(k) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(l) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.  Neither Seller nor any ERISA Affiliate has ever contributed to, or been required to contribute to any Multiemployer Plan and neither Seller nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

(m) There are no pending audits or investigations by any governmental agency involving any Benefit Plan, and no pending or to Seller’s Knowledge threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to Seller’s Knowledge is there any reasonable basis for any such claim, suit or proceeding.

(n) No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by Law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code, and except for such benefits, neither Seller nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(o) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to Tax under Section 409A of the Code.

(p) Except as set forth in Section 4.19(p) of the Disclosure Schedules, Seller’s execution of, and performance of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, director or agent of Seller.  No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of Seller or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could property be characterized as an “excess parachute payment” under Section 280G of the Code.  No such employee, former employee, director or agent of Seller or any ERISA Affiliate has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments”.

(q) No award (and no agreement or promise by Seller to make an award) under any Benefit Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity has been backdated or otherwise granted with an effective grant date that is other than the date on which the committee or administrator having authority to make awards under such Benefit Plan governing such award (i) took all necessary action to complete such award (unless such committee or other administrator specified a future grant date at the time it so acted), and (ii) timely communicated the terms of such award to the recipient in accordance with Seller’s customary human resource practices and applicable accounting standards.  In addition, no award made under any such Benefit Plan has been (or will be) altered in any manner that would result in or have the effect of failing to comply with the foregoing sentence.  No option to purchase equity of Seller has been granted with a purchase price that is less than the fair market value of the equity available for purchase thereunder as of the applicable grant date.  In addition, no option to purchase equity of Seller provides for any additional payment, such as dividend equivalent payments or Tax gross ups, that could be interpreted as a reduction in the purchase price of such option.

(r) Except as would not give rise to material liability, Seller and each ERISA Affiliate has, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for Seller as common law employees, leased employees, independent contractors or agents, as applicable.

Section 4.20. Taxes. Except as set forth in Section 4.20 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by Seller have been timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Seller has provided to Buyer complete and correct copies of (i) the federal, state or local income and excise Tax Returns for all Tax years ending between January 1, 2008 to December 31, 2010, as filed with the Internal Revenue Service or any state or local Taxing authority (ii) all audit reports received from any Taxing authority relating to any Tax return filed by Seller, and (iii) any agreements entered into by Seller with any Taxing authority.

(d) No extensions or waivers of statutes of limitations or of time within which to file any Tax Return (except with respect to such Tax Returns that have since been filed) have been given or requested with respect to any Taxes of Seller.

(e) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any Taxing authority have been fully paid.

(f) Seller is not a party to, and neither the Limited Partners nor the General Partner, to the extent related to the Business, is a party to, any Action by any Taxing authority. There are no pending or threatened Actions by any Taxing authority with respect to Seller or the Business.  Seller has not received and is not otherwise bound by any private Tax ruling. Neither the Limited Partners nor the General Partner, to the extent related to the Business, is bound by any private Tax ruling.  No taxing authority with which Seller does not file Tax Returns has asserted that Seller is or may be required to file Tax Returns with or pay Taxes to that Taxing authority.

(g) Seller is the survivor of a statutory conversion which occurred in October of 2000. Before the conversion, Seller was a corporation, named Micro Beef Technologies, Inc. Before December of 1999, Seller was named Micro Chemical, Inc. From the inception of Micro Chemical, Inc., to the conversion of Micro Beef Technologies, Inc., the Seller was taxed as an S corporation for income tax purposes. From the conversion of Seller to January 1, 2001, Seller was taxed as a disregarded entity for income tax purposes.  From January 1, 2001 to the present, Seller has been taxed as a partnership for income tax purposes.

(h) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any Taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(i) Seller is not a party to any agreement relating to allocating or sharing of federal, state or local Taxes.

(j) Seller has not agreed to make, is not required to make, or is not contemplating making, any material adjustments under applicable Tax law by reason of a change in accounting method or otherwise.

(k) Seller is not a party to any indemnity agreement for the benefit of any third party in connection with any federal, state and local Tax that would be reasonably expected to result in an adverse effect to Seller.

(l) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(m) None of the Purchased Assets is property that Seller is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(n) None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

Section 4.21. Affiliate Transactions.  Except as set forth in Section 4.21 of the Disclosure Schedules,  no (x) officer, director, partner, employee or Affiliate of Seller or (y) to Seller’s Knowledge, any individual related by blood, marriage or adoption to any such employee, officer or director (each such person or entity, a “Related Party”) is, or has been within the two (2) years preceding the date of this Agreement, a party to any Contract (other than employment Contracts) with Seller, its Limited Partners or its General Partner, nor does any such Related Party have any interest in any material property used by Seller, its Limited Partners or its General Partner with respect to the Business. Except as set forth in Section 4.21 of the Disclosure Schedules, no Related Party has a direct or indirect ownership in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship or any firm or corporation which competes with Seller or Buyer.

Section 4.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.23. Investment Representations.

(a) Accredited Investor.  Seller is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Investment.  Seller is acquiring the Parent Restricted Stock for investment for Seller’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  Seller understands that the Parent Restricted Stock has not been, and will not be when issued, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.

(c) Knowledge and Experience.  Seller has such knowledge and experience in financial and business matters, and with respect to transactions of the kind and scope contemplated by this Agreement, that Seller is capable of evaluating the merits and risks of an investment in the Parent Restricted Stock and of making an informed investment decision. Seller understands that the acquisition of Parent Restricted Stock involves a high degree of risk, and there can be no assurance that the Parent’s business objectives will be obtained.

(d) Independent Investigation.  In making the decision to acquire the Parent Restricted Stock, Seller (i) has relied solely upon independent investigations made by it and (ii) has been given the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of Parent and Buyer and to ask questions of, and to receive answers from, management or other persons acting on behalf of Parent and Buyer, to the extent such persons possess such information, each as Seller has deemed necessary.  Seller further acknowledges that it has had such opportunity to consult with such its own counsel, financial and tax advisors and other professional advisors it believes is sufficient for purposes of the acquisition of the Parent Restricted Stock.

(e) Registration.  Seller understands and acknowledges that neither the Parent nor Buyer has made any representations or agreements with respect to the registration of the Parent Restricted Stock under the Securities Act, that there are no current plans to effect such registration and it is not anticipated that there will be any market for the Parent Restricted Stock, and that, as a result, such Stockholder must be prepared to bear the economic risk of the Parent Restricted Stock investment therein for an indefinite period of time.

(f) Restrictions on Transfer; Legends.  Seller acknowledges, understands and agrees that the Parent Restricted Stock to be received will constitute “restricted securities” under the Securities Act and applicable regulations inasmuch as they will be acquired in transactions not involving a public offering, and that under such laws and applicable regulations the Parent Restricted Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Seller acknowledges, understands and agrees that if the Parent Restricted Stock is ever in certificated form, then so long as such restrictions remain in effect such certificate(s) shall be stamped or otherwise imprinted with a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Such certificate(s) shall not bear such legend referred to above if, in the opinion of counsel reasonably satisfactory to the Parent, the Parent Stock represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

Section 4.24. Products.  Except as disclosed on Section 4.24 of the Disclosure Schedules, during the past five years, there have been no product liability Actions involving Seller or the Business or relating to products or services manufactured, distributed, sold or provided by Seller. To Seller’s Knowledge, no such Action has been threatened.  Except as set forth in Section 4.24 of the Disclosure Schedules, which contains a true and correct list of all products sold by Seller that to Seller's Knowledge have been the subject of a product recall requested by the FDA or any other Governmental Authority, there have been no voluntary or involuntary recalls relating to the products sold by the Business since January 1, 2008.

Section 4.25. Certain Business Practices.  Seller, and to Seller’s Knowledge each other Person associated with or acting for or on behalf of any of the Business, has not directly or indirectly: (a) made any unlawful contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services, or (b) established or maintained any fund or asset that has not been recorded in its books and records.

Section 4.26. Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer or Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.27. Representations and Warranties Are Independent of Due Diligence.  Buyer and Parent are not and will not be required to undertake any independent due diligence investigation to determine the truth, accuracy and completeness of the representations, warranties and covenants made by Seller in this Agreement.  Seller’s representations, warranties and covenants made to Buyer and Parent in this Agreement are independent of any due diligence investigation done by Buyer or Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct.

Section 5.01. Organization of Buyer and Parent. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Idaho.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02. Authority of Buyer and Parent. Each of Buyer and Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Parent of this Agreement and any other Transaction Document to which they are a party, the performance by Buyer and Parent of their respective obligations hereunder and thereunder and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Parent, as the case may be. This Agreement has been duly executed and delivered by Buyer and Parent, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer and Parent enforceable against Buyer and Parent in accordance with its terms. When each other Transaction Document to which Buyer and Parent are or will be a party have been duly executed and delivered by Buyer and Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer and Parent, as the case may be, enforceable against it in accordance with its terms.

Section 5.03. No Conflicts; Consents. The execution, delivery and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect.

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or Parent.

Section 5.05. Sufficiency of Funds. As of immediately prior to the Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07. Parent Restricted Stock.

(a) The Parent Restricted Stock to be issued in accordance with this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable, free of any Encumbrances, except under federal and state securities Laws, and not subject to any preemptive rights or rights of first refusal created by statute, the organizational documents of Buyer or Parent or any Contract to which Buyer or Parent is a party or is bound.

(b) Parent has sufficient authorized Parent Restricted Stock available to enable it to deliver the stock portion of the Purchase Price.

(c) Since October 1, 2010, Buyer has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of their respective dates, or as subsequently amended or modified by a subsequently filed report or statement, each of such reports and statements were true and correct and complied in all material respects with the relevant statues, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed or amended report or statement.

Section 5.08. Full Disclosure. No representation or warranty by Buyer or Parent in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

COVENANTS

Section 6.01. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Receivables in a manner consistent with past practice, without discounting such Receivables;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its material obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j) not (i) grant any increase in compensation or benefits, or make any award or grant under any Benefit Plan, to any current or former director, consultant, officer or Employee, except for increases in compensation to Employees other than directors or officers in the ordinary course of business consistent with past practice or as may be required under existing agreements (as in effect on the date hereof) set forth in Section 4.19(a) or Section 4.19(d) of the Disclosure Schedules, or (ii) make contributions to Benefit Plans except in accordance with past practice; and

(k) not take any action that would cause any of the changes, events or conditions described in Section 4.06 to occur, except for such conditions described in Section 4.06(a), (d), and (j); provided, however, that Seller may make quarterly Tax distributions to the partners of Seller in an amount not to exceed 35% of the taxable income of Seller for any quarterly period with respect to which a Tax distribution is made; provided further that in no event shall the aggregate Tax distributions made with respect to a taxable year exceed 35% of the taxable income of Seller for such year.

Section 6.02. Access to Information.

(a) From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives at Buyer’s sole expense, reasonable access to and the right to inspect all of the Acquired Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business, including for the purpose of conducting environmental due diligence; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Notwithstanding the foregoing sentence of this Section 6.02, Seller shall not be required to provide or authorize the provision of requested material to the extent it includes customer-specific data or competitively-sensitive information relating to areas of the business of Seller in which Buyer competes against Seller or to the extent the provision of such material is otherwise prohibited by applicable Laws.  Any investigation pursuant to this Section 6.02 shall be conducted at times approved by Seller and in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement or any ancillary agreement hereto.  The activities described in this Section 6.02 shall be referred to in this Agreement as the “Due Diligence Review.”

(b) Buyer’s Due Diligence Review shall also be subject to the following terms and conditions:

(i) The Due Diligence Review shall be scheduled through designated representative(s) of Seller and Seller shall have the right to accompany Buyer’s Representatives as they perform the Due Diligence Review;

(ii) Buyer shall not disclose or allow its Representatives to disclose the purposes for the Due Diligence Review;

(iii) Buyer shall obtain the prior approval of Seller before conducting any discussions with Sellers’ employees, vendors, customers or service providers; and

(iv) Buyer shall be responsible for the proper disposal of any wastes generated by its actions.

(c) All information disclosed by Seller, its Affiliates, or their Representatives to Buyer or its Representatives, and any other information gathered by Buyer or its Representatives as the result of, or in connection with the Due Diligence Review, shall be held subject to the confidentiality provisions contained in the Confidential Disclosure Agreement between Seller and Buyer dated September 22, 2009.

Section 6.03. No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any substantial portion of the Business or the Purchased Assets, other than sales of inventory in the ordinary course of business, consistent with past practices, and disposition of obsolete assets.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04. Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

(c) From the date hereof until the Closing, Buyer shall promptly notify Seller in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to, individually or in the aggregate, materially impact the ability of Buyer to consummate the transactions contemplated hereby, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with Buyer’s consummation of the transactions contemplated by this Agreement; and

(iii) any notice or other communication from any Governmental Authority in connection with Buyer’s consummation of the transactions contemplated by this Agreement.

Section 6.05. Employees and Employee Benefits.

(a) For the purposes of this Section 6.05, the term “Active Employees” shall mean all Seller’s employees employed on the Closing Date, including employees on temporary leave of absence, including sick leave, family and medical leave, short term disability, workers compensation or military leave, but excluding employees on long-term disability leave.  Seller shall, at least five (5) Business Days prior to Closing, provide Buyer with a then current list of all Active Employees, and Buyer shall, at least two (2) Business Days prior to the Closing Date, provide to all of such Active Employees, except for those Employees listed on Section 6.05 of the Disclosures Schedules (as such schedule may be amended from time to time by mutual consent of Buyer and Seller), offers of employment, to be effective on the Closing Date.  The Active Employees who accept such offer of employment with Buyer are hereinafter referred to as the “Transferred Employees.”  On the Closing Date, Seller will terminate the employment of all of its Transferred Employees, it being agreed that, for the purpose of the obligation to provide compensation and benefits, the termination of Transferred Employees shall be deemed to be effective at 11:59 p.m. CT on the Closing Date.  To the extent that Seller enters into any arrangements to pay severance payments to Active Employees that do not accept Buyer’s offer of employment (collectively, the “Non-Transferred Employees”), Seller shall exercise commercially reasonable efforts to obtain a release (each, an “Employee Release”) waiving any rights and claims such Non-Transferred Employees may have against Seller and Buyer arising out of his or her employment relationship prior to Closing, the failure of Buyer to hire such person or the consummation of the transactions contemplated by this Agreement.

(b) Transferred Employee’s active participation in the Benefit Plans that are “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) sponsored by Seller or any of its subsidiaries (the “Seller’s Welfare Plans”) shall cease as of the Closing Date or as otherwise provided under the terms of such Benefit Plan.  Notwithstanding the preceding sentence, Seller’s Welfare Plans shall retain liability for all claims incurred by the Employees and their dependents prior to the Closing Date including claims which are not submitted until after the Closing Date.  A claim shall be deemed incurred (i) on the date of the occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment plans and (ii) on the date on which the service or treatment is provided in the case of claims under medical, hospital, dental and similar plans.

(c) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to employment by Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer or its Affiliates, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict Buyer or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee.

(d) Buyer represents and warrants to Seller that it does not intend to engage in any plant closings or mass layoffs within the meaning of the WARN Act that would affect the Transferred Employees within ninety (90) days of the Closing.

Section 6.06. Noncompetition and Confidential Information Agreements and other Restrictive Covenants.  Seller (the “Restricted Party”) acknowledges that Buyer is purchasing the Purchased Assets and is assuming the Assumed Liabilities with the expectation of continuing the general business of Seller and continuing the services to Seller’s existing and expected future customers and clients.  The Restricted Party further acknowledges that Buyer has legitimate business interests in preserving and protecting Seller’s (i) confidential information; (ii) goodwill, technologies, intellectual property, business plans, proprietary business processes, and proprietary methods of operation, vendors and vendor contacts, financial and marketing information, and Trade Secrets, as defined in the Uniform Trade Secrets Act; (iii) customers, customer lists, customer contacts and referral sources;  and (iv) relationships with its customers and employees (collectively referred to herein as “Legitimate Business Interests”).  The Restricted Party agrees that Buyer is entitled to a period of time to benefit from the purchase and that the Restricted Party should be restricted from competing with Buyer or benefiting from the proprietary information and goodwill purchased by Buyer.  Based on the first three sentences of this Section 6.06 and for the purpose of protecting Buyer’s Legitimate Business Interests:

(a) Confidentiality. From and after the date hereof the Restricted Party shall, and shall cause any of its controlled Affiliates, officers, directors and employees to hold in confidence any and all information, whether written or oral, concerning the Business, this Transaction or Buyer, except to the extent that the disclosing party can show that such information (a) is generally available to and known by the public through no fault of any of the Restricted Party any of its controlled Affiliates, officers, directors or employees; or (b) is Lawfully acquired by the Restricted Party, any of its respective controlled Affiliates, officers, directors or employees from and after the date hereof from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Restricted Party or any of its controlled Affiliates, officers, directors or employees is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such disclosing party shall promptly notify Buyer in writing and shall disclose only that portion of such information which he, she or it is advised by its counsel in writing is legally required to be disclosed, provided that the Restricted Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) Non-Competition.  For the purpose of protecting Buyer’s Legitimate Business Interests, for a period of five (5) years following the Closing Date, within the United States, Canada, the United Kingdom, and Australia, the Restricted Party agrees not to Compete with Buyer.  “Compete” means to directly or indirectly solicit, sell or render any services or products in a Competitive Business including, but not limited to, as a proprietor, member, partner, investor, shareholder, director, officer, employee, consultant, or independent contractor.  “Competitive Business” means to engage in the business of (i) manufacturing, developing, distributing, selling, or supplying computerized management systems for individual animal information collection and management, and related marketing, health and nutrition systems (including animal identification and food safety assurance traceback systems), (ii) research and development related to the business of clause (i) above, (iii) manufacturing, developing, distributing, selling, or supplying feed additives or animal health products or (iv) any other business carried on by Seller in the twelve (12) months preceding the Closing Date.  Notwithstanding anything herein to the contrary, the passive investment in, and becoming a shareholder of, a publicly traded company engaged in a Competitive Business, including Buyer, shall not constitute a violation of the provisions of this Section 6.06(b); provided that such interest is no greater than 1% of the publicly traded company.

(c) Non-Solicitation Covenants.

(i) For the purpose of protecting Buyer’s Legitimate Business Interests, for a period of five (5) years following the Closing Date, the Restricted Party shall not directly or indirectly, solicit any customer, client, supplier, or manufacturer’s representative of Buyer, for the purpose of (x) establishing a relationship for any business or services in a Competitive Business, (y) causing any client, customer, supplier, or manufacturer’s representative to terminate any relationship with Buyer, or  (z) interfering with the relationship between Buyer and any of Buyer’s customers, clients, employees, independent contractors, suppliers, or manufacturer’s representatives in the Competitive Business.

(ii) For the purpose of protecting Buyer’s Legitimate Business Interests, for a period of five (5) years following the Closing Date, the Restricted Party shall not hire, employ or attempt to hire or employ a Protected Person.  A “Protected Person” is any person who is as of date hereof an employee of Seller.  Notwithstanding anything herein to the contrary, a general advertisement, posting or a similar form of generalized solicitation that leads to the hiring or employment of a Protected Person shall not constitute a violation of the provisions of this Section 6.06, so long as such general advertisement is not directly or indirectly related to a Competitive Business.

(d) Non-Interference Covenant.  For a period of five (5) years following the Closing Date, the Restricted Party shall not, whether on its own behalf or on behalf of a third party, directly or indirectly induce or attempt to induce any customer, contractor or vendor of Buyer to terminate the customer’s, contractor’s or vendor’s relationship with Buyer or otherwise attempt to harm, obstruct, or otherwise hinder Buyer’s relationship with any such customer, contractor or vendor.

(e) Non-Disparagement Covenant.  For a period of five (5) years following the Closing Date, the Restricted Party will not intentionally make any statements injurious to the business reputation or goodwill of the Business or Buyer.  Nothing in this provision shall prevent the Restricted Party from giving truthful Confidential Information at any time to the extent required by subpoena or other legal process.

(f) If the Restricted Party breaches, or threatens to commit a breach of, any of the provisions of this Section 6.06, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and

(ii) the right and remedy to recover from Seller all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 6.06.

(g) In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07. Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. In the case of the HSR Act, the parties agree to cause to be made all appropriate filings no later than five (5) Business Days following the date of this Agreement.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i) timely respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document; and

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Notwithstanding the foregoing sentence of this Section 6.07(d), Seller shall not be required to provide or authorize the provision of requested material to the extent it includes competitively-sensitive information relating to areas of the business of Seller in which Buyer competes against Seller or to the extent the provision of such material is otherwise prohibited by applicable Laws.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or Seller or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Seller or Buyer or any of their Affiliates, including for the avoidance of doubt, the Purchased Assets; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer or Seller of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement, Buyer or Seller shall not be obligated to defend any action or proceeding instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any antitrust or competition law, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, and Buyer or Seller is not required to take any action to contest or resist or any such action or proceeding or to have vacated, lifted, reversed or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Agreement or to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to permit consummation of the transaction contemplated by this Agreement.

Section 6.08. Title Insurance Matters.

(a) Survey.  Within thirty (30) calendar days after execution of this Agreement, Seller shall cause an as-built survey of the each parcel of the Amarillo Owned Real Property (the “Survey”), to be prepared by a licensed surveyor reasonably acceptable to Buyer.  The Survey shall be made in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys for a Class A survey.  Once prepared, the Survey description will replace the legal description of the Amarillo Owned Real Property set forth in Section 4.10(a) of the Disclosure Schedules.

(b) Title Commitment.  Within ten (10) calendar days after execution of this Agreement, Seller shall apply to First American Title Insurance Company (the “Title Company”) for a title commitment (the “Title Commitment”) in an amount reasonably satisfactory to Buyer and Seller that shall constitute the commitment of such company to insure the title to the Amarillo Owned Real Property in the name of Buyer, and shall have ordered a search of filings under the Texas Uniform Commercial Code (the “UCC Search”).  The Title Commitment shall bind the Title Company to issue to Buyer an Owner’s Policy of Title Insurance (the “Title Policy”) issued on the standard TLTA form used in the State of Texas, insuring good and marketable title to the Amarillo Owned Real Property in Buyer, subject only to the Permitted Encumbrances and the standard printed exceptions appearing in the standard TLTA form of Owner’s Policy of Title Insurance used in the State of Texas; provided, however, that: (a)  at Buyer’s election and expense, the exception relating to discrepancies, conflicts or shortages in area or boundary lines, or any encroachment or any overlapping of improvements which a survey might show shall be modified to delete such exception, except as to shortages in area; (b)  the exception relating to ad valorem taxes shall except only standby fees and taxes owing for the current and subsequent years; (c)  there shall be no general exception for visible and apparent easements or roads and highways or similar items (with any specific exception to be specifically referenced to and shown on the Survey and identified by any applicable recording data); and (d)  there shall be no exception for parties in possession.

(c) Review of Title.

(i) Buyer shall have seven (7) Business Days from the date it has received all of the following: the Title Commitment; copies of all documents referenced in title exceptions disclosed therein; the Survey; and the UCC Search; within which to review same.  If any title defects or other matters objectionable to Buyer are disclosed by any of the items listed in the previous sentence, Buyer shall give Seller written notice of same (the “Title Objections”) prior to the expiration of such seven (7) Business Day period.

(ii) Seller shall be allowed a reasonable time, not in excess of twenty (20) days (the “Seller’s Cure Period”), within which to cure or agree to cure such Title Objections prior to Closing; provided, however, that Seller shall have no obligation to cure such Title Objections and in no event shall Seller’s Cure Period extend beyond the Closing Date without the express written consent of Buyer. Notwithstanding anything in this Section 6.08 to the contrary, Seller shall be required to remove of record, by payment, bonding or otherwise: (x) any Title Objections evidenced by instruments which have been voluntarily recorded or otherwise placed or consented to by Seller against the Amarillo Owned Real Property and which are not required by applicable Law to be given for the benefit of any utility or governmental authority, (y) any mechanics’ liens relating to work done by or on behalf of Seller at the Amarillo Owned Real Property, and (z) any other Title Objections which can be removed by the payment of a liquidated sum of money not in excess of $50,000.

(iii) If Seller is unable to eliminate any Title Objections it is required to remove within the Seller’s Cure Period, unless the same are waived in writing by Buyer, then if such matter is capable of cure by the payment of money, the parties shall proceed to Closing and Seller shall deposit an amount with the Escrow Agent sufficient to satisfy such Title Objections if (x) the Title Company insures over such Title Objection, and (y) the underlying Title Objection does not involve an amount in issue greater than $50,000; provided, however, Buyer shall have the right to terminate this Agreement if such matter is incapable of cure by the payment of money by giving written notice to Seller within five (5) Business Days of the earlier to occur of (i) the receipt of Seller’s notice to not cure the Title Objections or (ii) the expiration of Seller’s Cure Period. If Buyer terminates this Agreement pursuant to this Section 6.08(c)(iii), the Pre-Closing Escrow Fund shall be returned to Buyer.

(iv) If Seller is unable to eliminate any Title Objections it is required to remove within the Seller’s Cure Period, then Buyer may elect to waive any such Title Objections and receive a credit against the Purchase Price in an amount equal to $50,000, less any sums that Seller expends to remove Title Objections that it removes pursuant to this Section 6.08(c). The defects waived by Buyer pursuant to this Section 6.08(c) shall be deemed Permitted Encumbrances pursuant to Section 4.08.

(d) Title at Closing.  At Closing, the Title Commitment, as approved by Buyer, shall be modified as provided in Section 6.08(b) and Section 6.08(c) above to show title to the Amarillo Owned Real Property vested in Buyer, and to update the effective date of the Title Commitment to the Closing Date, and, at Seller’s expense, the Title Company must issue the Title Policy at Closing in form and content consistent with the Title Commitment approved by Buyer through the recording date of the documents conveying the Acquired Real Property to Buyer.

Section 6.09. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), and subject to reasonable confidentiality safeguards, during normal business hours, to such Books and Records.

(b) Buyer shall not be obligated to provide Seller with access to any Books and Records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10. Closing Conditions.  Each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.11. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided that Buyer and Seller hereby agree that notwithstanding this Section 6.11, Buyer shall issue a press release and shall make all appropriate filings required under state and federal securities Laws with respect to this Agreement and the consummation of the transactions contemplated hereby, with such press release to be in form and substance and issued at such time reasonably acceptable to Seller (such acceptance not be unreasonably withheld or delayed).

Section 6.12. Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller when due.  Seller has prepared and delivered to Buyer a written estimate satisfactory to Buyer (the “Transfer Tax Estimate”) of (x) the value of the vehicles comprising the Tangible Personal Property based on Kelly Blue Book Value and (y) the value of the remaining Tangible Personal Property (excluding vehicles).  If Buyer takes the position for purposes of allocating Purchase Price pursuant to Section 2.07 that the valuation of the Tangible Personal Property is greater than the valuation for the Tangible Personal Property contained in the Transfer Tax Estimate, and such allocation causes an increase in Seller’s Tax liability over what Seller would have otherwise been required to pay based on the Transfer Tax Estimate, then Buyer will reimburse Seller for any additional Tax liability actually paid by Seller to the extent that Buyer’s position has caused such additional Tax liability.  If the Seller receives a refund (or a credit in lieu of a refund) of any of the Taxes described in this Section 6.13 for which the Seller was reimbursed by the Buyer, then Seller shall promptly pay to the Buyer an amount equal to the amount of such refund (or credit), together with any interest applicable thereto paid by the relevant Governmental Authority.

Section 6.14. Termination of Certain Agreements. Seller shall terminate, or cause to be terminated, and obtain any consents or releases required to terminate, as of Closing, the agreements listed on Section 6.14 of the Disclosure Schedules without any liability to Buyer from and after the Closing.

Section 6.15. Non Solicitation of Employees. Neither Buyer nor Seller shall, from the period encompassing the Effective Date through the Closing Date, and, if Closing does not occur under this Agreement for any reason whatsoever, for a period of two (2) years following the date of termination of this Agreement, hire, employ, or attempt to hire or employ any employee of the other party. Notwithstanding anything herein to the contrary, a general advertisement, posting or a similar form of generalized solicitation that leads to the hiring or employment of an employee of Seller or Buyer or an employee of Seller or Buyer seeking employment on his or her own initiative without solicitation from Buyer or Seller (as the case may be), in any case, shall not constitute a violation of the provisions of this Section 6.15.

Section 6.16. Rule 144 Compliance. For a period of not less than one year after the date hereof, Buyer shall use its reasonable best efforts to file in a timely manner all reports with the SEC required to be filled by it pursuant to Section 13 and Section 15(d) of the Exchange Act.  Subject to satisfaction of the applicable holding period pursuant to Rule 144 of the Securities Act by Seller, to Buyer’s knowledge there is no event, circumstance or deficiency which would render the Parent Restricted Stock not eligible for resale pursuant to Rule 144 of the Securities Act.

Section 6.17. Receivables.  Following Closing, Seller will assist Buyer in the collection of the Receivables in the manner and to the extent that Buyer shall reasonably request.

Section 6.18. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Buyer and Seller shall have delivered to the Escrow Agent instructions directing the Escrow Agent to distribute the Pre-Closing Escrow Fund in accordance with Section 2.05(d).

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.04 (Financial Statements), Section 4.20 (Taxes) and Section 4.21 (Affiliate Transactions), the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.04 (Financial Statements), Section 4.20 (Taxes) and Section 4.21 (Affiliate Transactions) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All consents, authorizations and approvals with respect to the Material Consents, in each case, in form and substance reasonably satisfactory to Buyer and Seller, shall have been received, and no such Material Consent shall have been revoked.

(d) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a), including instructions to the Escrow Agent and the employment and consulting agreements, as the case may be, with Key Management Employees.

(g) Each landlord that is required to deliver an estoppel to the tenant under a Lease shall have executed and delivered such estoppel to Buyer, and each such estoppel shall be “clean” and shall not state any material defaults or other material liabilities.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, provided that those Encumbrances listed on Section 4.10 of the Disclosure Schedules shall have been released on or before the Closing, and Seller shall have delivered to Buyer written evidence, including the executed Pay-off Letters, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Seller shall have delivered a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Seller shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all (x) resolutions adopted by the board of directors of Seller and (y) consents of the Limited Partners and General Partner, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Seller shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l) Seller shall have delivered a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(m) Seller shall have delivered to Buyer any Employee Releases.

(n) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Seller shall have delivered evidence of renewal or extension, in form and substance reasonably satisfactory to Buyer, of the agreement set forth on Section 7.02(o) of the Disclosure Schedules.

Section 7.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01 (Organization of Buyer and Parent), Section 5.02 (Authority of Buyer and Parent), Section 5.04 (Brokers), and Section 5.07 (Parent Restricted Stock), the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 (Organization of Buyer and Parent), Section 5.02 (Authority of Buyer and Parent), Section 5.04 (Brokers), and Section 5.07 (Parent Restricted Stock), shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b), including instructions to the Escrow Agent.

(e) Buyer shall have delivered the Aggregate Post-Closing Escrow Amount to the Escrow Agent pursuant to Section 3.02(b)(x).

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that the board of directors of Buyer has authorized the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.21 (Affiliate Transactions), Section 5.01 (Organization of Buyer and Parent), Section 5.02 (Authority of Buyer and Parent) and Section 5.04 (Brokers) shall survive indefinitely and the representations and warranties in Section 4.20 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02. Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03. Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) any physical damage or injury to property or Persons or for any loss or damage proximately arising from the Due Diligence Review;

(d) any liability under the WARN Act resulting from any plant closing or mass layoff that affects any employee of Seller who is not offered employment by Buyer following the Closing;

(e) any Assumed Liability; or

(f) any Third Party Claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of Buyer or its Affiliates (other than the Excluded Assets or Excluded Liabilities) conducted subsequent to the Closing Date.

Section 8.04. Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.20 (Taxes) and Section 4.22 (Brokers) (the “Seller Fundamental Reps”) or fraud), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds (i) $20,000 with respect to any particular set of facts or circumstances or a series of reasonably related facts or circumstances and (ii) $450,000 in the aggregate, in which event Seller shall be required to pay or be liable for all such Losses in excess of $450,000, subject to Section 8.04(b).

(b) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Reps or fraud) in excess of $6,000,000 (the “Indemnification Cap”).  The maximum liability for Seller under this Agreement for breach of any Seller Fundamental Reps shall be the Purchase Price.

(c) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01 (Organization of Buyer and Parent), Section 5.02 (Authority of Buyer and Parent) and Section 5.04 (Brokers) (the “Buyer Fundamental Reps”) or fraud) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds (i) $20,000 with respect to any particular set of facts or circumstances or a series of reasonably related facts or circumstances and (ii) $450,000 in the aggregate, in which event Buyer shall be required to pay or be liable for all such Losses in excess of $450,000, subject to Section 8.04(d).

(d) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Buyer Fundamental Rep or fraud) in excess of $6,000,000.   The maximum liability for Buyer under this Agreement for breach of any Buyer Fundamental Reps shall be the Purchase Price.

(e) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined and any damages related thereto shall be calculated without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05. Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is materially and adversely prejudiced by the Indemnified Party’s failure to give such notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably ascertainable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that, if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) to the extent it seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest under applicable rules of professional responsibility between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is materially and adversely prejudiced by the Indemnified Party’s failure to give such notice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06. Recoupment.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party, if Buyer shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, or if (x) to the extent there are sufficient funds available in the Escrow Account and (y) the Indemnifying Party is Seller, by Seller and Buyer issuing joint written instructions to the Escrow Agent directing the release of such amounts to Buyer from the Post-Closing Indemnification Escrow Fund. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal as the “prime rate” at large U.S. money center banks on the Closing Date, calculated on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) From and after the Closing, subject to the provisions of this ARTICLE VIII, including, but not limited to Section 8.04(a) and Section 8.04(b) any indemnification to which Buyer is entitled under this Agreement as a result of any Loss (other than any Loss in respect of a breach of a Seller Fundamental Representation and other than any Loss resulting from fraud) shall be satisfied solely and exclusively by (1) first recouping all of such Loss from the then-remaining amount of the Post-Closing Indemnification Escrow Fund by Buyer in accordance with the terms of the Post-Closing Escrow Agreement and (2) to the extent the Post-Closing Indemnification Escrow Fund is insufficient to satisfy such Loss, second recouping the remainder of such Loss from Seller directly.  On the date which is eighteen (18) months following the Closing Date, Buyer and Seller shall direct the Escrow Agent to release to Seller the then-remaining amount of the Post-Closing Indemnification Escrow Fund less the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification in accordance with the terms of the Post-Closing Escrow Agreement.

Section 8.07. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08. No Waiver.  The representations, warranties and covenants of the Indemnifying Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09. Tax Benefits. The amount of any Losses suffered by a party will be reduced by the amount, if any, of the recovery or Tax benefit (net of reasonable expenses incurred in obtaining such recovery or benefit) such party has received or otherwise enjoyed with respect thereto from any other Person (including any recovery under any third party insurance policies); and if such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to Losses, then a refund equal in the aggregate amount of the recovery, net of reasonable expenses and Tax or other costs incurred in obtaining or imposed on the recovery, will be made promptly to the Indemnifying Party.  For purposes of the foregoing, the phrase any “Tax benefit” to Buyer will consist solely of those Tax benefits actually realized by Buyer during the three (3) Taxable years following the Closing (counting the Taxable year in which the Closing occurs as one of such Taxable years).

Section 8.10. Independent Analysis. Buyer acknowledges that Buyer, either alone or together with any Representative Buyer has retained to advise it with respect to the transactions contemplated hereby, has knowledge and experience in transactions of the type contemplated pursuant to this Agreement and in the Business and is therefore capable of evaluating the risks and merits of acquiring the Purchased Assets and the Assumed Liabilities.  Buyer further acknowledges that, except as set forth in this Agreement, the Transaction Documents and any certificates delivered hereunder or thereunder, neither Seller nor any of its respective shareholders, partners, directors, officers, members or owners, nor any of their respective Affiliates or Representatives has made any representations or warranties.  Buyer further acknowledges, agrees and recognizes that any cost estimates, projections or other predictions contained or referred to in any document provided to Buyer or any of its Representatives are prepared for internal planning purposes only and are not deemed to be representations and warranties of Seller or Seller’s respective partners, directors, officers, or owners, or any of their respective Affiliates or Representatives.

Section 8.11. No Remote or Speculative Damages.  NO PARTY SHALL BE LIABLE, AND NO CLAIM FOR BREACH OF REPRESENTATION OR WARRANTY OR FOR INDEMNIFICATION OR ANY OTHER CLAIM, MAY IN ANY EVENT BE ASSERTED UNDER THIS ARTICLE VIII OR OTHERWISE ARISING UNDER THIS AGREEMENT, OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, FOR ANY SPECULATIVE, REMOTE OR EXEMPLARY OR PUNITIVE DAMAGES (EXCEPT TO THE EXTENT EXEMPLARY OR PUNITIVE DAMAGES ARE AWARDED TO A THIRD PARTY).

Section 8.12. Mitigation.  Each Indemnified Party shall be obligated in connection with any claim for indemnification under this ARTICLE VIII to use all commercially reasonable efforts to mitigate Losses upon and after having become aware of any event which could reasonably be expected to give rise to any such Losses, provided, that such mitigation is not detrimental in any material respect to such Indemnified Party and does not disrupt the ongoing business operations of the Indemnified Party.  For the avoidance of doubt, any costs of the Indemnified Party incurred in connection with any mitigation undertaken pursuant to this Section 8.12 shall be deemed “Losses” of the Indemnified Party and such efforts to mitigate shall not include an obligation to litigate or initiate any Action or pursue any insurance or indemnification and, if mitigation first requires expenditure of funds, then the Indemnified Party shall have no obligation to seek such mitigation unless the Indemnifying Party advances such funds.

Section 8.13. Exclusive Remedies.  Other than with respect to Section 6.03, Section 6.06, Section 9.02(b) and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII or Section 6.03, 6.06 and 9.02(b). Nothing in this Section 8.13 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

Section 8.14. Exception for Fraud and Willful Misconduct.  Notwithstanding anything herein to the contrary, in no event shall any limitation or condition provided in this ARTICLE VIII apply to any Loss suffered or incurred by (a) Buyer as a result of, or arising out of, the fraud or willful misconduct of Seller or (b) Seller as a result of, or arising out of, the fraud or willful misconduct of Buyer.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer; or

(b) by Buyer by written notice to Seller (x) in accordance with Section 10.11(b) or (y) if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within twenty (20) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the six (6) month anniversary of the date hereof, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) Seller has notified Buyer in writing on or after December 31, 2011 that one or more Material Consents cannot, in Seller's reasonable judgment, be obtained on or before the six (6) month anniversary of the date hereof; or

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within twenty (20) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the six (6) month anniversary of the date hereof, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) if Buyer has not delivered the Purchase Price as provided in ARTICLE II on or before the second (2nd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived, or on or before such other date as Seller and Buyer may mutually agree upon in writing, provided that Seller shall be required to deliver written notice to Buyer stating that it is seeking to terminate the Agreement pursuant to Section 9.02(b); or

(iv) if Seller has notified Buyer in writing on or after December 31, 2011 that one or more Material Consents cannot, in Seller's reasonable judgment, be obtained on or before the six (6) month anniversary of the date hereof and Buyer has not, within ten (10) business days of the date of such written notice, affirmatively waived in writing the condition to Closing that such Material Consent(s) be obtained; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02. Effect of Termination.

(a) In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i) as set forth in this ARTICLE IX and ARTICLE X hereof; and

(ii) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

(b) In the event of termination of this Agreement in accordance with Section 9.01(c)(iii), then Seller shall be entitled to receive the entire amount of the Pre-Closing Escrow Fund, by wire transfer of immediately available funds.  In such event, Buyer shall promptly take all such actions as may be required to cause the Escrow Agent to pay the Pre-Closing Escrow Fund to Seller, including executing and delivering the appropriate instructions to the Escrow Agent.  The payment to Seller of the Pre-Closing Escrow Fund shall serve as full liquidated damages (and not as a penalty) under applicable Law, and Buyer shall not have any further liability under this Agreement.  Seller acknowledges and agrees that payment of such liquidated damages shall constitute the sole and exclusive remedy under such circumstances for Seller and its Affiliates, each of whom shall be deemed to have waived the right to sue Buyer for specific performance of this Agreement or to recover any damages or other amounts in excess of the Pre-Closing Escrow Fund under such circumstances.

(c) In the event of termination of this Agreement other than under the circumstances described in Section 9.02(b), then Buyer and Seller will take such action as may be required to cause the Escrow Agent to return the Pre-Closing Escrow Fund to Buyer (or an Affiliate of Buyer, if so directed by Buyer), including executing and delivering the appropriate instructions to the Escrow Agent.

(d) If the Agreement is terminated as provided in Section 9.01, Buyer and Seller shall use commercially reasonable efforts to cause, to the extent practicable, all filings applications and other submissions made pursuant to this Agreement to be withdrawn from the Governmental Authority or other Person to which they were made.

ARTICLE X

MISCELLANEOUS

Section 10.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and Seller shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	MicroBeef Technologies, LTD. 720 South Tyler Suite 300 P.O. Box 9262 Amarillo, TX 79105 Facsimile: 806-378-5512 E-mail: bpratt@microbeef.com Attention: William C. Pratt with a copy to:
Sprouse Shrader Smith P.C.
701 South Taylor
Suite 500
Amarillo, TX 79101
Facsimile:  806-373-3545
E-mail:  joel.howard@sprouselaw.com
jack.howell@sprouselaw.com
Attention:  Joel Howard, Esq.
J.F. “Jack” Howell III, Esq.

If to Buyer:	MWI Veterinary Supply Co. 3041 W. Pasadena Dr. Boise, ID 83705 Facsimile: 208-955-8999 Email: JCleary@mwivet.com Attention: James F. Cleary, Jr.

with a copy to:	Dechert LLP Cira Center 2929 Arch Street Philadelphia, PA 19104-2808 Facsimile: 215-994-2222 E-mail: Stephen.Leitzell@dechert.com Attention: Stephen M. Leitzell, Esq.

Section 10.03. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any date specified for any Action that is not a Business Day shall be deemed to mean the first (1st) Business Day after such date. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07. Successors and Assigns. Subject to any express provisions in this Agreement regarding restrictions on transfers or assignments, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives. This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other party; provided, however, that Buyer may assign all of its rights this Agreement to a wholly owned subsidiary of Buyer.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08. No Third-party Beneficiaries. Except as provided in ARTICLE VIII, with respect to Buyer Indemnitees and Seller Indemnitees, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Idaho without giving effect to any choice or conflict of law provision or rule (whether of the State of Idaho or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Idaho.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF IDAHO IN EACH CASE LOCATED IN THE CITY OF BOISE AND THE COUNTY OF ADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING, SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11. Exhibits and Schedules.

(a) All Exhibits and Schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.  Any fact or item which is clearly disclosed on any Schedule or Exhibit attached hereto, and which is relevant on its face to any representations or warranties set forth herein or to the information called for by another Schedule or Schedules (or in an Exhibit or Exhibits) to this Agreement shall be deemed to be an exception to such representation or warranty or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

(b) Seller may notify Buyer with respect to any development to its Knowledge that, if existing, or occurring or Known on the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules at any time from the date hereof until three (3) days prior to the scheduled Closing Date and such notice shall state whether the Seller agrees for purposes of this Agreement that such development gives rise to a Material Adverse Effect.   A notice containing Seller's agreement that such development gives rise to a Material Adverse Effect is referred to as a "MAE Notice".  Buyer shall respond to Seller within ten (10) days of its receipt of a MAE Notice with written notice that either (i) such MAE Notice will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained in Article IV above, and to have cured any misrepresentation or breach of warranty that might have existed hereunder by reason of the development and further that Buyer is prepared to proceed with the Closing or (ii) such MAE Notice will (x) not be deemed to have amended the Disclosure Schedule, (y) not be deemed to have so qualified such representations and warranties and (z) not be deemed to have so cured any misrepresentation or breach of warranty and further that Buyer is terminating this Agreement and such termination by Buyer shall not constitute a termination under Section 9.01(c)(iii) and in no way will affect Buyer’s right to recover the Pre-Closing Escrow Fund in accordance with Section 9.02(c).   If Seller notifies Buyer of a development and such notice is not a MAE Notice, such notice shall not (a) limit or otherwise affect Buyer's right to indemnification hereunder, or (b) affect the right of Buyer to terminate this Agreement as provided in Section 9.01 and any such election by Buyer to not close the transactions contemplated hereby shall not constitute a termination under Section 9.01(c)(iii) and in no way will affect Buyer’s right to recover the Pre-Closing Escrow Fund in accordance with Section 9.02(c).  If Seller identifies additional Contracts in any notice to Buyer, the Buyer shall have the right (but not the obligation) to assume such Contracts pursuant to the terms and conditions of this Agreement, with no increase in the Purchase Price.

Section 10.12. Specific Performance. Subject to Section 9.02(b), the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: Micro Beef Technologies, Ltd.
By: /s/ William C. Pratt Name: William C. Pratt Title: Chairman

[Signature Page to Asset Purchase Agreement]

BUYER: MWI Veterinary Supply Co.
By: /s/ James F. Cleary Jr. Name: James F. Cleary, Jr. Title: President and CEO

[Signature Page to Asset Purchase Agreement]

PARENT: MWI Veterinary Supply, Inc.
By: /s/ James F. Cleary Jr. Name: James F. Cleary, Jr. Title: President and CEO

[Signature Page to Asset Purchase Agreement]